Intertape Polymer Group Inc.

Consolidated Financial Statements

December 31st, 2006, 2005 and 2004

Including Management’s Discussion and Analysis

March 22, 2007

This Management’s Discussion and Analysis (“MD&A”) supplements the consolidated financial statements and related notes for the year ended December 31, 2006. Except where otherwise indicated, all financial information reflected herein is prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and is expressed in US dollars.

FINANCIAL HIGHLIGHTS

(In thousands of US dollars except per share data, selected ratios, stock and trading volume information.)

	2006	2005	2004
Operations	$	$	$
Consolidated sales	812,285	776,015	668,175
Net earnings (loss) Cdn GAAP	(166,693)	27,791	11,358
Net earnings (loss) US GAAP	(166,693)	28,056	12,739
Cash flows from operations before changes in non-cash working capital items	9,366	57,688	26,864

	2006	2005	2004
Per Common Share
Net earnings (loss) Cdn GAAP – basic	(4.07)	0.67	0.28
Net earnings (loss) US GAAP – basic	(4.07)	0.68	0.31
Net earnings (loss) Cdn GAAP – diluted	(4.07)	0.67	0.27
Net earnings (loss) US GAAP – diluted	(4.07)	0.68	0.31
Cash flows from operations before changes in non-cash working capital items	.23	1.41	0.65
Book value Cdn GAAP	6.68	10.61	9.80
Book value US GAAP	6.48	10.40	9.60

	2006	2005	2004
Financial Position
Working capital	120,258	166,993	146,833
Total assets Cdn GAAP	692,386	889,316	840,900
Total assets US GAAP	692,127	897,382	848,020
Total long-term debt	330,477	330,897	334,127
Shareholders’ equity Cdn GAAP	273,718	434,415	404,300
Shareholders’ equity US GAAP	265,558	425,968	396,183

	2006	2005	2004
Selected Ratios
Working capital	2.19	2.37	2.41
Debt/capital employed Cdn GAAP	0.55	0.44	0.45
Debt/capital employed US GAAP	0.55	0.45	0.46
Return on equity Cdn GAAP	na	6.4%	2.8%
Return on equity US GAAP	na	6.6%	3.2%

	2006	2005	2004
Stock Information
Weighted average shares outstanding (Cdn GAAP) - basic +	40,981	41,174	41,186
Weighted average shares outstanding (US GAAP) - basic +	40,981	41,174	41,186
Weighted average shares outstanding (Cdn GAAP) - diluted +	40,981	41,309	41,446
Weighted average shares outstanding (US GAAP) - diluted +	40,981	41,309	41,446
Shares outstanding as at December 31 +	40,987	40,958	41,237

	2006	2005	2004
The Toronto Stock Exchange (CA$)
Market price as at December 31	6.19	10.37	10.90
High: 52 weeks	10.44	13.68	16.93
Low: 52 weeks	4.63	7.57	8.59
Volume: 52 weeks+	17,252	18,208	20,790

	2006	2005	2004
New York Stock Exchange
Market price as at December 31	5.28	8.97	9.11
High: 52 weeks	9.20	11.17	13.34
Low: 52 weeks	4.01	6.37	6.30
Volume: 52 weeks+	21,860	18,354	13,843

	High	Low	Close	ADV*
The Toronto Stock Exchange(CA$)
Q1	10.40	9.26	9.97	64,894
Q2	10.44	6.74	7.58	76,135
Q3	9.18	7.04	8.62	45,937
Q4	8.46	4.63	6.19	87,973

	High	Low	Close	ADV*
New York Stock Exchange
Q1	9.01	8.07	8.60	83,450
Q2	9.20	5.99	6.81	102,016
Q3	8.16	6.27	7.70	61,394
Q4	7.61	4.01	5.28	101,452

* Average daily volume

+In thousands

Management’s Discussion and Analysis

CONSOLIDATED QUARTERLY STATEMENTS OF EARNINGS

(In thousands of US dollars, except as otherwise noted)

(Unaudited)

	1st Quarter			2nd Quarter
	2006	2005	2004	2006	2005	2004
	$	$	$	$	$	$
Sales (i)	212,108	182,255	156,750	217,687	184,168	166,308
Cost of sales	178,122	148,574	129,986	182,534	150,895	134,097
Gross Profit	33,986	33,681	26,764	35,153	33,273	32,211
Selling, general and administrative expenses (i)	23,250	18,475	16,957	21,525	18,730	17,167
Stock-based compensation expense	525	455	70	590	483	351
Research and development	1,680	1,011	962	1,662	1,224	1,153
Financial expenses	6,717	5,649	6,768	6,396	5,918	7,235
Refinancing expense
Manufacturing facility closures, restructuring and other charges	17,502	719		32,423	1,087
Impairment of goodwill
	49,674	26,309	24,757	62,596	27,442	25,906
Earnings (loss) before income taxes	(15,688)	7,372	2,007	(27,443)	5,831	6,305
Income taxes (recovery)	(5,699)	1,339	(284)	(9,260)	399	654
Net earnings (loss)	(9,989)	6,033	2,291	(18,183)	5,432	5,651
Earnings (loss) per share
Cdn GAAP - Basic - US $	(0.24)	0.15	0.06	(0.44)	0.13	0.14
Cdn GAAP - Diluted - US $	(0.24)	0.15	0.06	(0.44)	0.13	0.14
US GAAP - Basic - US $	(0.24)	0.15	0.06	(0.44)	0.13	0.14
US GAAP - Diluted - US $	(0.24)	0.15	0.06	(0.44)	0.13	0.14
Weighted average number of common shares outstanding
Cdn GAAP - Basic	40,964,630	41,237,461	40,971,739	40,985,440	41,214,969	41,215,111
Cdn GAAP - Diluted	40,964,630	41,444,870	41,528,581	40,985,440	41,550,160	41,396,403
US GAAP - Basic	40,964,630	41,237,461	40,971,739	40,985,440	41,214,969	41,215,111
US GAAP - Diluted	40,964,630	41,444,870	41,528,581	40,985,440	41,550,160	41,396,403

(i) Sales and selling, general and administrative expenses have been reclassified as a result of the Company adopting EIC Abstract 156 during the year ended December 31, 2006.

Management’s Discussion and Analysis

CONSOLIDATED QUARTERLY STATEMENTS OF EARNINGS

(In thousands of US dollars, except as otherwise noted)

(Unaudited)

	3rd Quarter			4th Quarter
	2006	2005	2004	2006	2005	2004
	$	$	$	$	$	$
Sales (i)	195,120	194,480	171,338	187,370	215,112	173,779
Cost of Sales	169,433	159,449	140,480	164,604	176,927	144,689
Gross Profit	25,687	35,031	30,858	22,766	38,185	29,090
Selling, general and administrative expenses (i)	21,399	19,273	16,994	18,729	22,507	18,834
Stock-based compensations expense	453	485	270	454	488	355
Research and Development	1,523	1,233	1,121	1,406	1,257	997
Financial expenses	6,762	5,577	5,948	5,871	6,655	4,302
Refinancing Expense			30,444
Manufacturing facility closures, restructuring and other charges	16,037	385		10,095	(760)	7,386
Impairment of goodwill	120,000
	166,174	26,953	54,777	36,555	30,147	31,874
Earnings (loss) before income taxes	(140,487)	8,078	(23,919)	(13,789)	8,038	(2,784)
Income taxes (recovery)	(17,154)	1,479	(9,664)	1,399	(1,689)	(20,455)
Net earnings (loss)	(123,333)	6,599	(14,255)	(15,188)	9,727	17,671
Earnings (loss) per share
Cdn GAAP – Basic – S$	(3.01)	0.16	(0.35)	(0.37)	0.24	0.43
Cdn GAAP – Diluted-US$	(3.01)	0.16	(0.35)	(0.37)	0.24	0.43
US GAAP – Basic- US$	(3.01)	0.16	(0.35)	(0.37)	0.24	0.43
US GAAP – Diluted-US$	(3.01)	0.16	(0.35)	(0.37)	0.24	0.43
Weighted average number of common shares outstanding
Cdn GAAP – Basic	40,986,057	41,205,555	41,285,161	40,986,057	41,039,278	41,273,840
Cdn GAAP – Diluted	40,986,057	41,337,378	41,285,161	40,986,057	41,157,568	41,468,992
US GAAP – Basic	40,986,057	41,205,555	41,285,161	40,986,057	41,039,278	41,273,840
US GAAP - Diluted	40,986,057	41,337,378	41,285,161	40,986,057	41,157,568	41,468,992

Management’s Discussion and Analysis

ADJUSTED CONSOLIDATED EARNINGS

Adjustments for non-recurring items; impairment of goodwill, manufacturing facility closures, restructuring and other charges.

Years Ended December 31,

(In millions of US dollars, except per share amounts)

As Reported	2006	2005	2004
	$	$	$
Sales	812.3	776.0	668.2
Cost of sales	694.7	635.8	549.2
Gross profit	117.6	140.2	119.0
Selling, general and administrative expenses	84.9	79.0	70.0
Stock-based compensation expense	2.0	1.9	1.0
Research and development	6.3	4.8	4.2
Financial expenses	25.7	23.8	24.3
Refinancing expense			30.4
Manufacturing facility closures, restructuring and other charges	76.1	1.4	7.4
Impairment of goodwill	120.0
	315.0	110.9	137.3
Earnings (loss) before income taxes	(197.4)	29.3	(18.3)
Income taxes (recovery)	(30.7)	1.5	(29.7)
Net earnings	(166.7)	27.8	11.4

Earnings per share – As Reported	2006	2005	2004
Basic	(4.07)	0.67	0.28
Diluted	(4.07)	0.67	0.27

Adjustments for non-recurring items	2006	2005	2004
Refinancing Expense			30.4

Impairment of goodwill	2006	2005	2004
120.0

Adjustments for Manufacturing Facility Closures, Restructuring and Other Charges	2006	2005	2004
	76.1	1.4	7.4

ADJUSTED CONSOLIDATED EARNINGS

Adjustments for non-recurring items; impairment of goodwill, manufacturing facility closures, restructuring and other charges.

Years Ended December 31,

(In millions of US dollars, except per share amounts)

As Adjusted	2006	2005	2004
	$	$	$
Sales	812.3	776.0	668.2
Cost of sales	694.7	635.8	549.2
Gross profit	117.6	140.2	119.0
Selling, general and administrative expenses	84.9	79.0	70.0
Stock-based compensation expense	2.0	1.9	1.0
Research and development	6.3	4.8	4.2
Financial expenses	25.7	23.8	24.3
	118.9	109.5	99.5
Earnings before income taxes	(1.3)	30.7	19.5
Income taxes (recovery)	5.6	2.0	(16.5)
Net earnings (loss)	(6.9)	28.7	36.0
Earnings (loss) per Share - As Adjusted
Basic	(0.17)	0.70	0.87
Diluted	(0.17)	0.69	0.87

Note: These tables reconcile consolidated earnings (loss) as reported in the accompanying consolidated financial statements to adjusted consolidated earnings (loss) after the elimination of non-recurring items and manufacturing facility closures, restructuring and other charges. The Company has included these non-GAAP financial measures because it believes the measures permit more meaningful comparisons of its performance between the periods presented.

MANAGEMENT'S DISCUSSION & ANALYSIS

Business Overview

Intertape Polymer Group Inc. (“IPG” or the “Company”) was founded in 1981 and is a recognized leader in the specialty packaging industry in North America. IPG develops, manufactures and sells a variety of specialized polyolefin films, paper and film pressure sensitive tapes and complementary packaging systems for use in industrial and retail applications. IPG’s products include carton sealing tapes, including Intertape® pressure-sensitive and water-activated tapes; industrial and performance specialty tapes, including masking, duct, electrical and reinforced filament tapes; ExIFilm® shrink film; Stretchflex® stretch wrap; engineered coated fabric products; and flexible intermediate bulk containers (“FIBCs”). The Company designs its specialty products for aerospace, automotive and industrial applications. IPG’s specialty products are sold to a broad range of industrial and specialty distributors, consumer outlets and large end-users in diverse markets.

The Company’s business underwent significant change in 2006 including making several revisions to its business model.  In spring 2006, the Company began importing general purpose acrylic tape for sale to its distributors though it continues to manufacture more value-added acrylic tape products. In March 2006, the Company closed its FIBCs manufacturing facility in Piedras Negras, Mexico, substantially reducing its manufacturing capacity for this product group. The revised business model also includes the Company’s almost exclusive reliance on imported bags to meet customers’ demand except for a limited manufacturing capability in the Company’s Hawkesbury, Ontario facility where the Company manufactures specialty bags and provides customers with emergency product fulfillment.  The year was also marked by declining sales volumes and narrower gross margins as compared to 2005.  As discussed below, there were a variety of factors contributing to both the sales volume decline and the narrowing of gross margins, but one of the most significant factors was the Company’s customer account rationalization process, which accounted for approximately forty percent of the sales volume decline.  The Company exited several unprofitable customer accounts and streamlined its product offering, particularly with respect to products sold to its consumer accounts.

While some of the sales volume decline was the result of deliberate account rationalization, and other factors were temporary in nature, markets for several of the Company’s products did demonstrate sustained gross margin compression during 2006. In recognition of changes in the underlying business, the Company conducted an interim test of its goodwill for possible impairment as at September 30, 2006.  As a result of the impairment test, the Company recorded an impairment of goodwill charge in the amount of $120.0 million.

The Company also improved its working capital management in 2006, decreasing non-cash working capital by $44.2 million, including $17.5 million in the fourth quarter alone. As detailed below, the Company reduced costs substantially in 2006 and expects to continue to benefit from these cost reductions as well as the business model changes in 2007 and in future periods.

As described above, throughout 2006, the Company continually sought ways to restructure its business and reduce costs to levels more commensurate with near term anticipated sales volumes and gross margins. The Company estimates that through the measures described below it has reduced its annual operating costs by approximately $27.5 million. Many of the cost reduction measures undertaken by the Company required the recognition of significant one-time costs.  The following is a description of the significant one-time costs incurred by the Company in 2006 in connection with its restructuring efforts, included in the Company’s consolidated statement of earnings under the caption “Manufacturing facility closures, restructuring and other charges”:

The Company closed its manufacturing facility in Brighton, Colorado in early November 2006.  The closure is expected to provide annual cost savings of approximately $8.9 million.  The total cash costs for severance, equipment relocation and facility site restoration recorded in 2006 related to the closure were approximately $2.1 million, with an additional $2.4 million accrued at December 31, 2006 as part of accounts payable and accrued liabilities.  The Company also expects to record additional cash charges related to the facility closure of approximately $2.5 million in future periods. The Company recorded $25.7 million in non-cash charges for the adjustment to estimated fair value of the machinery and equipment located in Brighton which was idled upon the closure of the facility.

In the first quarter of 2006 the Company closed its flexible intermediate bulk container manufacturing facility in Piedras Negras, Mexico.  The total charge for closing this facility was $3.2 million, of which, $2.4 million was non-cash charges resulting from the adjustment recorded in connection with the fair value of the machinery and equipment and inventories located in Piedras Negras which were idled upon closure of the facility.

The Company recorded fixed asset impairment charges totaling $8.0 million in 2006 related to efforts to streamline manufacturing operations through the elimination of redundant capacity as well as ongoing revisions to product marketing strategies.

In June and July 2006, the Company sold two previously closed facilities in Edmunston, New Brunswick and Green Bay, Wisconsin.  The Company realized net cash proceeds of approximately $2.5 million and recorded a loss of approximately $0.9 million.

In an effort to improve its customer service levels and reduce related service costs, the Company implemented changes in the manner in which it handles packaging, sales and delivery of products to retail customers in its consumer business. These changes required the closing of the Company’s repackaging facility in Gretna, Virginia. The cost to close the facility and redesign the Company’s consumer business model totaled $3.2 million including $2.6 million of non-cash charges related to adjusting inventories to estimated net realizable value and retiring information technology systems.

The Company has made significant reductions in its staffing levels beginning in the second quarter of 2006 and continuing through the end of the year.  These staffing adjustments coupled with CEO succession planning resulted in one-time restructuring charges of approximately $7.3 million.

In June 2006, the Company decided to exit its corporate aircraft lease, resulting in a charge of $2.5 million. The Company successfully exited the corporate aircraft lease in the fourth quarter of 2006.

In addition to the one-time costs associated with the restructuring activities described above, the Company also incurred the following one-time costs in 2006:

Melbourne F. Yull, CEO and Chairman of the Board of Directors of the Company retired at the Company’s annual shareholders’ meeting on June 14, 2006.  In connection with Mr. Yull’s retirement, the Company recorded charges totaling $9.9 million (predominantly in the second quarter of 2006) including $1.5 million in stock-based compensation expense and $2.4 million related to the recognition of the balance of Mr. Yull’s pension.

As originally announced in December 2005, the Company investigated the possibility of selling a portion of its interest in the combined coated products operation and FIBC business through an initial public offering of the combined business using a Canadian Income Trust.  On May 24, 2006, the Company announced that it had indefinitely deferred the decision to proceed with this offering.  Accordingly, during the second and third quarters of 2006, the Company recorded a net charge of $3.9 million representing the write-off of the fees and expenses incurred in connection with the deferred sale.  Such fees and expenses were previously recorded in other assets on the Company’s balance sheet.

In the second quarter of 2006, the Company recorded $1.5 million in additional remediation expenses at its Montreal manufacturing facility that was closed in December 2004.  The Company had originally estimated that the cost of environmental remediation at the facility would be approximately $0.5 million.  When remediation activities commenced in April 2006, the Company was notified that excavation had uncovered additional soil contamination requiring remediation in excess of the original estimate.  The remediation was completed during the third quarter and in October 2006, the Company sold the property to a third party and has no residual environmental liability related to this site.

During the second quarter of 2006, the Company reassessed the recoverability of certain legal costs incurred in defense of a lawsuit begun in 2003 alleging trademark infringement and concluded that the costs did not remain recoverable. Accordingly, in the second quarter of 2006 the Company wrote-off approximately $1.9 million in legal costs related to the litigation.

In April 2006, the U.S. District Court for the Middle District of Florida entered judgment against the Company in a patent infringement lawsuit brought against the Company by LINQ Industrial Fabrics, Inc (“Linq”). The case deals with Linq's allegations that the Company’s patented NovaStat™, static dissipative FIBC's, infringe three Linq patents. In February 2007, the Company was denied its appeal of the judgement.  While the Company continues to pursue re-examination of the three Linq patents by the United States Patent Office, the Company wrote-off approximately $1.0 million of legal costs in the fourth quarter that it had incurred in defense of its NovaStat™ patent. Sales of this product represent less than one quarter of one percent of IPG's sales.  The Company does not expect the ultimate resolution of this litigation to have a material impact on its financial position.

Twice during 2006 the Company amended its credit facilities. The first amendment was in the second quarter and was to accommodate many of the one-time costs discussed herein. The second amendment completed on November 8, 2006 was to accommodate the changes in the Company’s business including the $120.0 million goodwill impairment charge recorded as at September 30, 2006.  The amendment provided accommodation for additional one-time costs related to restructuring activities in the fourth quarter of 2006 and the first quarter of 2007 and for relaxation to the covenant target ratios for September 30, 2006 and for up to two years thereafter.  Included in one-time costs are $0.4 million and $1.5 million in loan amendment fees for the second and fourth quarter of 2006, respectively.

On October 2, 2006, the Company announced that its Board of Directors was initiating a process to explore and evaluate various strategic and financial alternatives available to enhance shareholder value.  The process is on-going and during the fourth quarter of 2006, the Company incurred costs related to this process of $0.6 million.

Facility Closure

At the end of March 2006, the Company closed a manufacturing facility located in Cap-de-la Madeleine, Quebec that had been acquired in the Flexia acquisition. This closure was identified and planned for during the evaluation of the Flexia acquisition and the costs of the closure have been accrued for as part of the cost of the acquisition. Accordingly, there was no additional charge to the Company’s operating results related to this facility closure in 2006.

Results of Operations

The Company’s consolidated financial statements are prepared in accordance with Canadian GAAP with US dollars as the reporting currency. Note 19 to the consolidated financial statements provides a summary of significant differences between Canadian GAAP and US GAAP. During the year ended December 31, 2006, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Emerging Issues Committee (“EIC”) Abstract 156 “Accounting by a vendor for considerations given to a customer (including a reseller of the vendor’s products)”.  This EIC requires that consideration given to a customer by a vendor be classified as a reduction of revenue when recognized in the vendor’s income statement.  Consideration refers to sales incentives, discounts, coupons, rebates and price reductions amongst others.  As a result, the Company retroactively reclassified $19.5 million, $25.8 million and $24.3 million of rebates, discounts and allowances historically included with selling, general and administrative expenses as a reduction to sales for the years ended December 31, 2006, 2005 and 2004 respectively. This MD&A has been updated for the comparative periods discussed to reflect the reclassification.

The following discussion and analysis of operating results includes adjusted financial results for the three years ended December 31, 2006. A reconciliation from the operating results found in the consolidated financial statements to the adjusted operating results discussed herein, can be found in the tables appearing on pages 7 and 8 hereof.

Included in this MD&A are references to events and circumstances which have influenced the Company’s quarterly operating results presented in the table of Consolidated Quarterly Statements of Earnings appearing on pages 5 and 6 hereof.

Sales

IPG’s consolidated annual sales for 2006 were $812.3 million, an increase of 4.7% compared to $776.0 million for 2005.  Consolidated annual sales for 2005 were $776.0 million, an increase of 16.1% compared to $668.2 million in 2004. Fluctuating foreign exchange rates did not have a significant impact on the Company’s 2006, 2005 or 2004 sales.

The sales increase for 2006 is attributable to the sales associated with the Flexia acquisition in early October 2005.  Excluding revenues related to the Flexia acquisition, sales decreased by about 3.9% from $754.2 million in 2005 to approximately $724.9 million in 2006.  The sales increase for 2005 also includes the sales associated with the Flexia acquisition in the fourth quarter of 2005. Excluding revenues related to the Flexia acquisition, sales were increased by about 12.9% from $668.2 million in 2004 to approximately $754.2 million in 2005.

In 2006, the Company had a sales volume (units) decrease of approximately 8.1% excluding the sales volume associated with the Flexia acquisition.  In 2005, the Company had a sales volume (units) decrease of approximately 0.4%, excluding the fourth quarter sales volume increase associated with the Flexia acquisition.

The sales volume decline experienced in 2006 compared to 2005 was due to three primary factors, customer account rationalization, particularly in the Company’s consumer business, declines in the Company’s ECP product line including the discontinuance of FIBCs manufacturing in Piedras Mexico, and declines in sales of tapes and stretch film within the North American tapes and films product lines.

During 2006, as previously discussed, the Company made changes to its consumer business model, including a significant rationalization of unprofitable or marginally profitable accounts.  To a lesser extent, there was a similar rationalization performed within the industrial tapes and films product lines. Approximately 40% of the sales volume decline in 2006 was related to the rationalization of unprofitable or marginally profitable business.  A significant portion of the rationalized business was serviced with resale items that the Company purchased from third parties.

Excluding the acquired Flexia accounts, ECP sales volumes declined 19.7% in 2006 compared to 2005 and FIBCs sales volumes declined 14.3% in 2006.  These product sales volume declines accounts for approximately one quarter of the Company’s 2006 volume decline. The largest market for ECP products is North American residential construction, which experienced a slowdown starting in the summer of 2006. Additionally, the sale of ECP products into agriculture related markets experienced weakness in 2006. The Company’s decision to close its Piedras Negras, Mexico FIBCs manufacturing operation resulted in lost sales from certain accounts that required North American sourcing.

The balance of the sales volume decline in 2006 compared to 2005 was in the tapes and films product lines. The Company experienced a decline in demand for most of its tape products as well as stretch film.  A portion of the decline, particularly as it relates to stretch film was due to customer buying patterns in 2006 compared to 2005.  A rapid increase in raw material costs, particularly for polyethylene occurred in late 2005 due to damage to Gulf Coast refineries from Hurricanes Katrina and Rita.  The rising cost environment, coupled with limited supplies of polyethylene in North America drove unusually high demand for stretch film in late 2005 as customers built up inventories.  Using its global sourcing capabilities, the Company was able to acquire and secure resin supplies and satisfy much of its customer demand.  In the first quarter of 2006, as Gulf Coast refinery production came back on line, raw material costs began to decline significantly.  In this declining cost environment, customers worked their inventories down to low levels and maintained them at lower than normal levels.  A similar buying pattern occurred in the fourth quarter of 2006 as declining polyethylene prices again caused customers to reduce inventories.

In response to rising raw material costs, the Company instituted substantial selling price increases beginning in the second quarter of 2004. The rate of selling price increases accelerated throughout the year and continued though the first quarter of 2005.  After a brief pause in the summer of 2005, selling prices were increased again in the fall of 2005 and continued to increase through the balance of the year. With the decline in raw material costs in early 2006, product selling prices declined from the late 2005 peaks.  However, overall 2006, average selling prices were higher than those achieved in 2005.

Gross Profit and Gross Margin

Gross profit totaled $117.6 million in 2006, a decrease of 16.1% from 2005. Gross profit totaled $140.2 million in 2005, an increase of 17.8% from 2004 gross profit of $118.9 million. Gross margin represented 14.5% of sales in 2006, 18.1% in 2005, and 17.8% in 2004.

In the first quarter of 2006, the Company began to experience gross margin compression with the sale of products manufactured with high cost resins carried over from the fourth quarter of 2005. In the first quarter of 2006, the Company also lost market share in tapes and films as it held its selling prices firm, even though resin costs were declining, in order to offset high cost resin used in its manufacturing process.

Starting late in the first quarter of 2006, the Company began reducing selling prices in both tapes and films and continued to do so in the second quarter. The Company had to reduce selling prices for resin-based film products several times during the second quarter of 2006 as a result of resin price declines.  The falling selling prices compressed margins and also created a “holding” loss on film inventories on hand at the time of each selling price decrease.  During the second quarter of 2006, the cost of resin-based tapes increased slightly from the first quarter. Gross margins were compressed by the higher costs and declining selling prices.  The Company had to reduce selling prices to recapture market share lost in the first quarter of 2006.

By the end of the second quarter of 2006, the Company believed that it had recaptured much of its lost market share in tape and film products but at lower than historical margins.  The gross margin for ECP products was also beginning to decline due to softness in the residential housing market.  In the third quarter of 2006, ECP sales volumes declined substantially from the second quarter, resulting in a significant decline in gross profit.  Tape and film sales volumes also experienced significant declines in the third quarter of 2006 while margins remained at depressed levels.  Gross margins also declined in the third and fourth quarter due to unabsorbed manufacturing costs.  The lower sales volumes required the Company to reduce its production of products, resulting in unabsorbed fixed manufacturing costs.

The fourth quarter of 2006 was similar to the third quarter in terms of sales volumes and gross margins.  The Company did begin to reduce manufacturing overheads in response to declining production levels, however, production levels were further reduced to support the Company’s working capital initiative of decreasing inventories by year-end. The Company was able to successfully reduce its inventories in the fourth quarter, thereby improving its liquidity. In the first quarter of 2007, the Company resumed production schedules designed to match sales demand. Resin costs began to decline during the fourth quarter, depressing demand for stretch film and resulting in a pattern of selling price reductions and inventory “holding” losses on this product similar to what occurred in the second quarter of 2006.  Tape and film products also experienced their highest raw material costs of 2006 in the products sold during the fourth quarter. Selling price increases were achieved in some markets but competitive conditions limited the Company’s ability to recover the higher material costs.  Raw material costs began to decline during the fourth quarter of 2006 and are expected to contribute to improved gross margins in the first quarter of 2007 when the Company sells products manufactured with these lower cost raw materials.

During 2004, the dollar impact of raw material cost increases grew substantially.  The Company was able to raise its selling prices, and increase its gross profit dollars.  Raw material costs continued to increase through the first quarter of 2005 and then, after a pause, began to rise again in the fall of 2005 and continued throughout the rest of the year.  Due to a series of timely sales price increases, the Company was able to once again increase its gross profit dollars.  Selling price increases in excess of raw material cost increases, along with cost savings arising from fourth quarter 2004 facility rationalizations, are the key reasons for the Company’s $21.2 million growth in gross profit dollars between 2004 and 2005.  This includes inventory “holding” gains experienced in the fourth quarter of 2005 related to stretch film.

The “holding” gains were the result of rapidly rising polyethylene prices driving up stretch film selling prices several times during the quarter, allowing the Company to earn additional margin on the inventories it had already purchased at lower costs.

The acquisition of Flexia contributed much of the gross profit improvement for the fourth quarter of 2005 compared to the third quarter of 2005.  However, the lower gross margin of the Flexia product mix resulted in the Company’s overall gross margin declining to 17.8% for the fourth quarter of 2005 compared to the same period the prior year.

There were several significant events in the fourth quarter of 2005. The Company recorded a $2.0 million reduction to cost of sales related to the insurance claim on the boiler explosion earlier in the year.  The Company also recorded a $2.8 million increase in its allowance for doubtful accounts as a reduction to sales to reflect outstanding claims and short payments by existing customers, principally in the retail distribution channel. Selected customers have the contractual right to perform post-audits on prior year’s sales and related incentive activities.  Included in the $2.8 million of additional allowance for doubtful accounts are customer post-audit claims submitted to the Company in 2005 for periods as far back as 2000.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A) for the year ended December 31, 2006 totaled $84.9 million, an increase of $5.9 million from the $79.0 million incurred for the year ended December 31, 2005. The 2005 SG&A expenses were up $9.0 million from $70.0 million in 2004. As a percentage of sales, SG&A expenses were 10.5%, 10.2% and 10.5% for 2006, 2005 and 2004, respectively.

The Company made significant staffing reductions during the course of 2006. The Company also exited its aircraft lease in 2006.  While SG&A expenses increased in 2006 compared to 2005 levels, the Company was able to reduce the SG&A quarterly run rate so that by the fourth quarter of 2006, annualized SG&A expenses were approximately $10.0 million below the actual 2006 expense level.  The cost trend by quarter is more pronounced, with the fourth quarter 2006 SG&A being $3.8 million lower than SG&A for the fourth quarter of 2005.  During 2006, the Company also incurred incremental SG&A costs of approximately $1.5 million to permit initial certification of internal controls over financial reporting as required under the Sarbanes-Oxley Act of 2002. Additionally, the Flexia acquisition in the fourth quarter of 2005 resulted in increased SG&A of approximately $3.5 million in 2006 compared to 2005.

SG&A increased in 2005 compared to 2004 as staffing was increased in 2005 to support smaller business teams that operated closer to the customer. Due to the October 2005 Flexia acquisition, the Company also incurred additional SG&A expenses in the fourth quarter of 2005 associated with the Flexia business. The Company began increasing its staffing level during the first quarter of 2005 in order to support the smaller business teams established at the beginning of that year and maintained those higher staffing levels for the balance of the year.  In addition to the increased salaries and benefits related to the staffing increases, SG&A for 2005 also includes approximately $1.0 million in recruiting fees and relocation costs in excess of normal spending levels. Additionally, external sales commissions are based on sales dollar growth and therefore, the Company’s higher sales prices in 2005 resulted in increased commissions expense. Internal sales incentives are driven by margin improvement, which occurred in several of the Company’s distributor-based markets in 2005.

SG&A in the fourth quarter of 2005 increased by $3.2 million in comparison to the third quarter of 2005.  A portion of the increase was attributable to the acquisition of Flexia. The Company also settled a 2002 dispute with a supplier over defective raw material that resulted in a gain of approximately $0.9 million reflected as a reduction of SG&A.  As a percentage of sales, SG&A for the fourth quarter of 2005 was 10.5% compared to 10.8% for the fourth quarter of 2004.

Stock-Based Compensation

For 2006, 2005 and 2004, the Company recorded approximately $2.0 million, $1.9 million and $1.0 million, respectively, in stock-based compensation expense related to options granted to employees. The year over year expense increase in each of the last two years is due to the larger number of stock option grants being expensed in accordance with the fair value based method of accounting.

Operating Profit

This discussion presents the Company’s operating profit for 2006, 2005 and 2004. “Operating profit” does not have a standardized meaning prescribed by GAAP in Canada or the United States but is included herein as the Company’s management uses “operating profit” to measure and evaluate the profit contributions of the Company’s product offerings as well as the contribution by channel of distribution.

Because “operating profit” is a non-GAAP financial measure, other companies may present similar titled items determined with differing adjustments.  Presented below is a table reconciling this non-GAAP financial measure with gross profit being the most comparable GAAP measurement.  The reader is encouraged to review this reconciliation. Operating profit is defined by the Company as gross profit less SG&A and stock-based compensation expense.

OPERATING PROFIT RECONCILIATION

(In millions of US dollars)

	Three months ended December 31, (Unaudited)		Year ended December 31,
	2006	2005	2006	2005	2004
	$	$	$	$	$
Gross Profit	22.8	38.2	117.6	140.2	119.0
Less: SG&A Expenses	18.7	22.5	84.9	79.0	70.0
Less: Stock-Based Compensation	.5	0.5	2.0	1.9	1.0
Operating Profit	3.6	15.2	30.7	59.3	48.0

Operating profit for 2006 amounted to $30.7 million compared to $59.3 million for 2005 and $48.0 million for 2004.  Operating profits decreased by $28.6 million in 2006 compared to 2005 due to the decline in gross profits and the increase in SG&A expenses. Operating profits increased $11.3 million in 2005 compared to 2004 due to the improvement in gross profits of $21.2 million.  Just over half of the improved gross profits in 2005 was realized in operating profits with the other half of the improved gross profits offsetting increased SG&A and stock-based compensation expense.

The Company’s operating profit for the fourth quarter of 2006 was $3.6 million compared to $15.2 million for the fourth quarter of 2005. The decline in operating profit was the result of the lower gross profits in 2006, offset by a $3.8 million reduction in SG&A.

Impairment of Goodwill

In accordance with the requirements of the Canadian Institute of Chartered Accountants (“CICA”), which are substantively equivalent to the applicable US standards, the Company normally performs an annual goodwill impairment test as at December 31. As previously discussed, the Company conducted a goodwill impairment test at the interim date of September 30, 2006 due to the underlying changes in its business, resulting in a $120.0 million goodwill impairment charge. The Company performed its annual impairment test at December 31, 2006 and concluded that no additional impairment charge was necessary. No goodwill impairment charges were required by IPG for the years 2004 or 2005.

For purposes of the impairment test, based on the specific requirements of the accounting pronouncements, the Company determined that it was a single reporting unit. The Company calculated the fair value of this reporting unit using the discounted cash flow method, and compared it with other methods including multiples of sales and earnings before interest, income taxes, depreciation and amortization, and with historical transactions where appropriate.

Research and Development

Research and development (“R&D”) remains an important function within the Company. Taken as a percentage of sales, R&D was 0.8% for 2006 and 0.6% for 2005 and 2004.  The Company continues to focus its R&D efforts on new products, new technology developments, new product processes and formulations.

EBITDA

A reconciliation of the Company’s EBITDA, a non-GAAP financial measure, to GAAP net earnings is set out in the EBITDA reconciliation table below.  EBITDA should not be construed as earnings before income taxes, net earnings or cash from operating activities as determined by GAAP.  The Company defines EBITDA as net earnings (loss) before (i) income taxes; (ii) financial expenses, net of amortization; (iii) refinancing expense; (iv) amortization of other intangibles and capitalized software costs; and (v) depreciation.  Adjusted EBITDA is defined as EBITDA before manufacturing facility closures, restructuring and other charges and impairment of goodwill charges. The terms “EBITDA” and “Adjusted EBITDA” do not have any standardized meanings prescribed by GAAP in Canada or the United States and are therefore unlikely to be comparable to similar measures presented by other issuers. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to cash flows from operating activities or as alternatives to net earnings as indicators of IPG’s operating performance or any other measures of performance derived in accordance with GAAP. The Company has included these non-GAAP financial measures because it believes that it permits investors to make a more meaningful comparison of IPG’s performance between periods presented. In addition, the Company’s covenants contained in the loan agreement with its lenders require certain debt to Adjusted EBITDA ratios be maintained, thus EBITDA and Adjusted EBITDA are used by Management and the Company’s lenders in evaluating the Company’s performance.

EBITDA RECONCILIATION TO NET EARNINGS

(In millions of US dollars)

	Three months ended December 31, (Unaudited)		Year ended December 31,
	2006	2005	2006	2005	2004
	$	$	$	$	$
Net Earnings (loss) – As Reported	(15.2)	9.7	(166.7)	27.8	11.4
Add Back:
Financial Expenses, net of amortization	5.5	6.3	24.4	22.4	23.0
Refinancing Expense					30.4
Income Taxes (recovery)	1.4	(1.7)	(30.7)	1.5	(29.7)
Depreciation & Amortization	9.4	7.5	36.6	31.1	29.9
EBITDA	1.1	21.8	(136.4)	82.8	65.0
Manufacturing facility closures, restructuring and other charges	10.1	(0.8)	76.1	1.4	7.4
Impairment of Goodwill			120.0
Adjusted EBITDA	11.2	21.0	59.7	84.2	72.4

EBITDA was $(136.4) million for 2006, $82.8 million for 2005, and $65.0 million for 2004.  Adjusted EBITDA was $59.7 million, $84.2 million, and $72.4 million for the years 2006, 2005 and 2004 respectively.

The Company’s EBITDA for the fourth quarter of 2006 was $1.1 million compared to $21.8 million for the fourth quarter of 2005. The Adjusted EBITDA was $11.2 million in the fourth quarter of 2006 as compared to $21.0 million in the fourth quarter of 2005.

Financial Expenses

Financial expenses increased 8.0% to $25.7 million for 2006 as compared to $23.8 million for 2005. Financial expenses decreased 1.9% to $23.8 million for 2005 as compared to $24.3 million for 2004.

The increased financial expense in 2006 compared to 2005 was the result of the September 2005 borrowings to fund the Flexia acquisition and higher interest rates on the floating rate debt as compared to the interest rate levels experienced in 2005.  Finally, as part of the loan amendment process completed on November 8, 2006, the interest rate margin on the floating rate term debt was increased by 50 basis points.

The decrease in financial expenses for 2005 as compared to 2004, reflects the full year benefit of the third quarter 2004 refinancing described below. However, during 2005, interest rates rose steadily throughout the year, reducing the benefit of the refinancing on the floating rate $275.0 million senior secured credit facility. In response to the rising interest rate environment, in June and July 2005, the Company entered into interest-rate swap agreements that effectively fixed the interest rate on $75.0 million of bank debt at approximately 4.28% plus the applicable premium.

Financial expenses for the fourth quarter of 2006 totaled $5.9 million, an 11.9% decrease from financial expenses in the fourth quarter of 2005. The decrease was due to lower outstanding borrowings under the Company’s revolving credit facility.  The Company had increased its borrowings at the end of September 2005 in order to fund the acquisition of Flexia. Financial expenses for the fourth quarter of 2005 totaled $6.7 million, a 54.7% increase compared to $4.3 million for the fourth quarter of 2004. The increase is principally due to the higher interest rates in the fourth quarter of 2005 compared to the fourth quarter of 2004 and the increase in borrowings related to the Flexia acquisition.

Refinancing Expense

On July 28, 2004, the Company completed the offering of $125.0 million of senior subordinated notes. On August 4, 2004, the Company borrowed the $200.0 million term loan portion of a new $275.0 million senior secured credit facility.  The proceeds from the refinancing were used to repay the then existing bank credit facility, redeem all three series of the Company’s then existing senior secured notes, pay related make-whole premiums, accrued interest and transaction fees and provide cash for general corporate purposes.

In the third quarter of 2004, the Company recorded a one-time pretax charge of approximately $30.4 million ($19.9 million net of related tax benefits) associated with the refinancing transaction.

Income Taxes

In the past three years, the Company’s statutory income tax rate has been influenced primarily by a lower rate on foreign-based income, manufacturing and processing deductions, transactions that resulted in permanent differences and changes in the valuation allowance.

As at December 31, 2006, the Company had approximately $78.6 million in Canadian operating loss carry-forwards for tax purposes expiring from 2007 through 2026, and $180.8 million in US federal and state operating losses for tax purposes expiring from 2018 through 2025. In assessing the valuation of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized.  Management considers the scheduled reversal of future income tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company expects the future income tax assets to be realized, net of the valuation allowance at December 31, 2006, as a result of the reversal of existing taxable temporary differences. Based on management’s assessment, a $12.4 million valuation allowance was established as at December 31, 2006, unchanged from December 31, 2005.

Net Earnings – Canadian and US GAAP

For 2006, the Company posted a net loss of $166.7 million as compared to net earnings of $27.8 million in 2005 and $11.4 million in 2004.

The Company had a net loss of $15.2 million for the fourth quarter of 2006 as compared to net earnings for the fourth quarter of 2005 totaling $9.7 million.  Excluding manufacturing facility closure, restructuring and other charges, the pretax loss for the fourth quarter of 2006 was $3.7 million.  This compares to pretax profits for the fourth quarter of 2005 on a comparable basis of $7.3 million.  The decline in pretax profit improvement is due to lower gross profits in the fourth quarter of 2006. The fourth quarter of 2005 pretax profits of $7.3 million represents a 58.1% improvement over the 2004 amount of $4.6 million.  The fourth quarter 2005 pretax profit improvement is attributable to the increase in gross profits.

Adjusted net earnings, a non-GAAP financial measure (see table on pages 7 an 8) amounted to a net loss of $6.9 million for 2006, net earnings of $28.7 million for 2005 and net earnings of $36.0 million for 2004. The Company is including adjusted net earnings here because it believes it provides a better comparison of results for the periods presented since it does not take into account non-recurring items, manufacturing facility closure and restructuring costs in each period.

Adjusted net earnings does not have any standardized meaning prescribed by GAAP in Canada or the United States and is therefore unlikely to be comparable to similar measures presented by other issuers. A reconciliation of adjusted net earnings to net earnings, being the most comparable measurement under GAAP, is set forth on pages 7 and 8. The reader is encouraged to review this reconciliation.

Net earnings reported in accordance with Canadian GAAP conforms in all material respects to amounts that would have to be reported had the financial statements been prepared under US GAAP, except for the effect of variable accounting for stock options, which would result in an increase in net earnings of approximately $0.3 million in 2005 and $1.4 million in 2004 (nil for 2006). Consequently, in accordance with US GAAP, net earnings in 2006 would be a net loss of approximately $166.7 million, net earnings of $28.0 million in 2005 and $12.7 million in 2004.  For further details, see Note 19 to the consolidated financial statements.

In the case of IPG, net earnings are equal to earnings from continuing operations, as the Company had no discontinued operations, extraordinary items, or changes in accounting principles that resulted in a charge against earnings for these periods.

Earnings Per Share – Canadian and US GAAP

Basic and diluted net earnings per share reported in accordance with Canadian GAAP conforms in all material respects to amounts that would have been reported had the financial statements been prepared under US GAAP, except for the impact of variable accounting for stock options previously discussed under the caption “Net earnings – Canadian and US GAAP”. Consequently, in accordance with US GAAP, basic and diluted loss per share would be $4.07 in 2006 compared to net earnings per share of $0.68 in 2005 and $0.31 in 2004.

The Company reported a loss per share of $4.07 both basic and diluted for 2006 as compared to earnings per share of $0.67 both basic and diluted for 2005 and earnings per share of $0.28 basic and $0.27 diluted for 2004. The weighted-average number of common shares outstanding for the purpose of the basic and diluted EPS calculation was 41.0 million for 2006 (41.0 million diluted), 41.2 million (41.3 million diluted) for 2005 and 41.2 million (41.4 million diluted) for 2004.

The adjusted EPS (see table on pages 7 and 8) for 2006 was a loss of $0.17 both basic and diluted, compared to earnings per share of $0.70 basic and $0.69 diluted for 2005, and to $0.87 both basic and diluted for 2004.

Off-Balance Sheet Arrangements and Related Party Transactions

The Company maintains no off-balance sheet arrangements except for the interest rate swap agreements and letters of credit issued and outstanding discussed in the section entitled “Bank Indebtedness and Credit Facilities” and in Notes 13 and 14 to the consolidated financial statements. The Company is not a party to any material related party transactions.

Liquidity and Capital Resources

Cash Flow

In 2006, the Company generated cash flows from operating activities of $53.6 million. In 2005, the Company generated cash flows from operating activities of $32.4 million.  In 2004, the Company used cash of $4.1 million in operating activities.  In the fourth quarter of 2006, the Company generated cash flows from operating activities of $15.6 million compared to $11.9 million for the fourth quarter of 2005.

Cash from operations before changes in non-cash working capital items decreased in 2006 to $9.4 million from $57.7 million in 2005. Cash from operations before changes in non-cash working capital items increased in 2005 by $30.8 million to $57.7 million from $26.9 million in 2004. The decrease in 2006 was due to lower earnings including approximately $19.5 million in cash charges for facility closures, restructuring and other charges. The increase in 2005 was due to improved profitability and the absence of a $21.9 million make-whole payment to the Company’s previous noteholders, which occurred in the third quarter of 2004 as part of the refinancing.  Cash used in operations before changes in non-cash working capital for the fourth quarter of 2006 was $2.0 million compared to cash from operations before changes in non-cash working capital of $12.0 million in the fourth quarter of 2005.  The decrease is due to lower profitability including $6.4 million in cash charges for facility closures, restructuring and other charges and increased pension plan contributions. For the fourth quarter of 2005, cash from operations before changes in non-cash working capital was $12.0 million compared to $9.4 million in the fourth quarter of 2004.  The improvement in 2005 is the result of improved profitability compared to the fourth quarter of 2004.

In 2006, non-cash working capital items provided $44.2 million in net cash flow, including $17.5 million provided in the fourth quarter.  The decrease in working capital both for the year and the fourth quarter was driven by declines in trade accounts receivables and inventories and partially offset with declines in accounts payable and accrued liabilities.  The lower trade accounts receivable is the result of improved collection efforts, a change in payment terms for a large segment of the Company’s customer base and lower sales. The Company has been working on decreasing its inventory investment since the second quarter of 2006, with demonstrated success in the second quarter.  In the third quarter, the Company was successful at continuing to decrease units but higher raw material costs resulted in the unit decline being masked as at September 30, 2006.  In the fourth quarter, the Company was able to substantially reduce inventories.  A portion of the inventory reduction was due to declining raw material costs but most of the decline was in on-hand quantities of all classes of inventory.  The finished goods inventory decline of approximately $12.0 million was achieved through a substantial reduction in production levels.  As explained in the section entitled “Gross Profit and Gross Margin”, this reduction in production levels resulted in additional unabsorbed manufacturing overhead costs for the fourth quarter of 2006.

In 2005, non-cash working capital items used $25.3 million in net cash flow, including $0.1 million used in the fourth quarter.  Most of the increase in working capital was in trade and other receivables of $10.2 million and accounts payable and accrued liabilities of $12.5 million.  Due to the two major Gulf Coast hurricanes late in the third quarter of 2005, resin prices increased substantially, resulting in higher working capital investments in the fourth quarter for both inventories and trade receivables.   The increased inventories investment resulting from higher material costs was substantially offset by the Company’s ability to substantially reduce inventory units, particularly in raw materials.  The decrease in accounts payable and accrued liabilities was due to lack of inventory pre-buying at December 31, 2005 compared to December 31, 2004 and the fact that the Company was taking increased advantage of prompt pay discounts offered by suppliers at the end of 2005.

In 2004, non-cash working capital items used $30.9 million in net cash flow, of which $7.6 million was used in the fourth quarter.  An increase in trade and other receivables of $12.7 million and an increase in inventories of $20.1 million accounted for the use of working capital.  As in 2005, rapidly rising raw material costs over the course of the year consumed cash in the form of higher inventory investments. Also impacting inventories was the Company’s practice of pre-buying raw materials in anticipation of future raw material costs increases. The tesa acquisition in February 2004 increased working capital requirements for inventories and trade accounts receivable to accommodate the acquired customers.  Increases in unit sales prices also increased the balance of trade accounts receivable owed by customers.

Cash flows used in investing activities was $29.6 million for 2006 as compared to $55.8 million for 2005 and $37.6 million for 2004.  These investing activities include an increase in property, plant and equipment of $27.1 million for 2006, $24.0 million for 2005 and $18.4 million for 2004.  In the fourth quarter of 2005, the Company used cash of $28.1 million to acquire Flexia and in the first quarter of 2004 the Company purchased the duct and masking tape operations of tesa for $5.5 million.  Other assets increased $5.4 million during 2006, $3.9 million during 2005 and $13.2 million in 2004. The increase in 2004 includes $10.5 million incurred for debt issuance costs associated with the refinancing.  Cash flows used in investing activities was $3.4 million for the fourth quarter of 2006 compared to $36.4 million for the fourth quarter of 2005, a decrease of $33.0 million.  Most of the decrease was due to the Flexia acquisition in 2005 and lower spending on capital assets.

Cash flows used in financing activities amounted to $17.0 million in 2006.  Cash flows provided by financing activities totaled $11.7 million in 2005 and $63.2 million in 2004. On the last business day of the third quarter of 2005, the Company borrowed $23.5 million under its revolving credit facilities to fund the Flexia acquisition which closed on October 5, 2005.  This increased IPG’s total outstanding balance under its revolving credit facilities to $28.5 million.  During the fourth quarter of 2005, the Company was able to reduce its revolving credit facilities by a total of $13.5 million to $15.0 million at December 31, 2005. The Company was able to repay the $15.0 million during 2006, including $10.0 million in the fourth quarter. During the third quarter of 2004, the Company borrowed $325.0 million to refinance substantially all of its bank indebtedness and long-term debt.  During 2004, the Company issued approximately 345,000 shares for a consideration of $2.7 million to fund its contributions to various pension funds and for the exercise of employees’ stock options.

Free cash flow, a non-GAAP measurement that is defined by the Company as cash flows from operating activities less property, plant and equipment expenditures and dividends was $26.5 million in 2006 an improvement of $18.1 million from the 2005 level of $8.4 million.  The improvement was due to the substantial decrease in non-cash working capital items for 2006. The 2005 free cash flow of $8.4 million was an improvement of $30.9 million from 2004, which was negative $22.5 million.  The 2005 improvement was due to the absence in 2005 of the $21.9 million make-whole payment discussed above and improved profitability.  The Company is including free cash flow because it is used by Management and the Company’s investors in evaluating the Company’s performance and liquidity.  Free cash flow does not have any standardized meaning prescribed by GAAP in Canada or the United States and is therefore, unlikely to be comparable to similar measures presented by other issuers. A reconciliation of free cash flow to cash flow from operating activities, the most directly comparable GAAP measure, is set forth below. The reader is encouraged to review this reconciliation.

FREE CASH FLOW RECONCILIATION

(In millions of US dollars)

	2006	2005	2004
Cash Flows From Operating Activities	53.6	32.4	(4.1)
Less: Capital Expenditures	27.1	24.0	18.4
Free Cash Flow	26.5	8.4	(22.5)

Liquidity

As at December 31, 2006, working capital stood at $120.3 million as compared to $167.0 million as at December 31, 2005. The decrease of $46.7 million is due to the net decrease in receivables and inventories and accounts payable and accrued liabilities previously discussed, a $15.0 million decrease in bank indebtedness, a $7.6 million decrease in other receivables primarily due to the collection of an insurance claim outstanding at December 31, 2005 and an increase of $17.0 million in current installments on long-term debt as discussed below. The Company believes that it has sufficient working capital and access to credit facilities to meet the requirements of its day-to-day operations, given its operating margins and projected budgets.

Quick assets, which are the Company’s total current assets excluding prepaid expenses and future income taxes, decreased by $60.6 million during 2006 to a level of $203.9 million, and increased by $22.8 million during 2005 to a level of $264.4 million. The 2006 decrease was primarily due to the decline in trade accounts receivables, inventories and other receivables. The 2005 increase was due to increased investments in inventories and trade receivables triggered by the higher cost of raw materials.

The Company’s cash liquidity is influenced by several factors, the most significant of which are the Company’s profitability and its level of inventory investment. Historically, the Company has periodically increased its inventory levels when business conditions suggest that it is in the Company’s interest to do so, such as buying opportunities to mitigate the impact of rising raw material costs. The Company expects to continue this practice when circumstances suggest that it is appropriate and when the Company believes it has adequate cash and credit availability to support such strategies.

Days outstanding in trade receivables were 43.7 days at the end of 2006 as compared to 58.5 days at the end of 2005. Inventory turnover (cost of sales divided by inventories) improved to 9.2 times in 2006 compared to 6.0 times in 2005.

Currency Risk

The Company is subject to currency risks through its Canadian and European operations. Changes in the exchange rates may result in decreases or increases in the Company’s foreign exchange gains or losses. The Company does not use derivative instruments to reduce its exposure to foreign currency risk, as historically these risks have not been significant.

Capital Expenditures

Total property, plant and equipment expenditures were $27.1 million, $24.0 million and $18.4 million for the years 2006, 2005 and 2004 respectively.

Based on current volume and anticipated market demand, the Company believes it has sufficient capacity available to accommodate increases in volumes in most products without additional capital expenditure.  In addition, Management believes the Company is positioned to take advantage of opportunities that may arise to grow its market share in existing products, expand its product offerings or expand its market.

Bank Indebtedness and Credit Facilities

The Company has a US$65.0 million five-year revolving credit facility and a US$10.0 million five-year revolving credit facility available in Canadian dollars.  As at December 31, 2006, the Company had no outstanding draws under these facilities and $2.5 million in outstanding letters of credit. As at the end of 2005, the Company had $15.0 in outstanding draws under these facilities and $7.0 million in outstanding letters of credit.  The facilities are part of the $275.0 million Senior Secured Credit Facility described in more detail below. The Senior Secured Credit Facility, along with the issuance of Senior Subordinated Notes also described below, allowed the Company to refinance substantially all of its bank indebtedness and long-term debt including its previously existing $50.0 million revolving line of credit.  When combined with on-hand cash and cash equivalents and temporary investments, the Company had total cash and credit availability, subject to covenant restrictions, of $41.3 million as at December 31, 2006 and $66.8 million as at December 31, 2005.  The decrease between December 31, 2005 and December 31, 2006 is due to restrictions placed on the Company’s credit availability under its financial ratios, specifically its maximum total leverage ratio discussed below.

Long-Term Debt

The Company has a $275.0 million Senior Secured Credit Facility, consisting of a $200.0 million term loan and a total of $75.0 million in revolving credit facilities along with $125.0 million of Senior Subordinated Notes due 2014.

The Senior Secured Credit Facility is guaranteed by the Company and substantially all of its subsidiaries and is secured by a first priority perfected security interest in substantially all tangible and intangible assets owned by the Company and substantially all of its subsidiaries, subject to certain customary exceptions.

In 2006 and 2005, the Company reduced its indebtedness associated with its long-term debt instruments by $2.9 million and $3.0 million, respectively in accordance with its debt amortization schedule.

At December 31, 2006, the current installments on long-term debt were $19.7 million. The increase in current installments over recent levels reflects a $15.6 million principal payment due March 30, 2007 under the Company’s Senior Secured Credit Facility.  Under the credit facility, a portion of “excess cash flow” as defined must be used to reduce the principal outstanding on the $200.0 million term loan within 90 days of year-end. The payment is the result of the Company’s improved cash flows in 2006.

Twice during 2006, the Company amended its credit facilities. The first amendment was in the second quarter and was to accommodate many of the one-time costs discussed previously.  The second amendment completed on November 8, 2006 was to accommodate the changes in the Company’s business including the $120.0 million goodwill impairment charge recorded as at September 30, 2006.  The amendment provided accommodation for additional one-time costs related to restructuring activities in the fourth quarter of 2006 and the first quarter of 2007 and for adjustments to the covenant target ratios for September 30, 2006 and for up to two years thereafter.  Included in one-time costs for the second quarter of 2006 is $0.4 million in loan amendment fees.  Included in one-time costs for the fourth quarter of 2006 is $1.5 million in loan amendment fees.

Tabular Disclosure of Contractual Obligations

The Company’s principal contractual obligations and commercial commitments relate to its outstanding debt and its operating lease obligations. The following table summarizes these obligations as of December 31, 2006:

	Payments Due by Period
Contractual Obligations (in millions of US dollars)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	$	$	$	$	$
Long-Term Debt	322.3	19.0	4.3	174.0	125.0
Capital (Finance) Lease Obligations	11.7	1.4	1.8	1.2	7.3
Operating Lease Obligations	14.6	4.5	6.1	2.7	1.3
Purchase Obligations
Other Long-Term Liabilities Reflected on Balance Sheet under GAAP of the primary financial statements
Total	348.6	24.9	12.2	177.9	133.6

IPG anticipates that funds generated by its operations and funds available to it under its Senior Secured Credit Facility will be sufficient to meet working capital requirements and anticipated obligations under its Senior Secured Credit Facility and the Senior Subordinated Notes and to finance capital expenditures for the foreseeable future. The Company has experienced, and expects to continue to experience in the future, fluctuations in its quarterly results of operations. IPG’s ability to make scheduled payments of principal or interest on, or to make other payments on and refinance, its indebtedness, or to fund planned capital expenditures and existing capital commitments, will depend on IPG’s future performance, which is subject to general economic conditions, the competitive environment and other factors, a number of which are outside of the Company’s control.

The credit agreement governing the Senior Secured Credit Facility and the indenture governing the outstanding Senior Subordinated Notes each contain restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, make restricted payments, make loans or advances to subsidiaries and other entities, invest in capital expenditures, sell its assets or declare dividends. In addition, under its Senior Secured Credit Facility, the Company is required to maintain certain financial ratios, including a maximum total leverage ratio, a minimum interest coverage ratio and a minimum fixed charge ratio.  The Company was in compliance with its financial covenants as at December 31, 2006.

Capital Stock

As at March 19, 2007 there were 40,986,940 common shares of the Company outstanding.

In 2006, 2005, and 2004, employees exercised stock options worth $0.1 million, $0.1 million and $1.0 million respectively. Further, in 2004, $1.7 million worth of shares were issued in relation to funding the Company’s US employee stock ownership retirement savings plan.

In the fourth quarter of 2005, the Company reacquired and cancelled 250,587 common shares of the Company as part of a settlement with the former owner of a business the Company had previously acquired.

On March 13, 2006, the Company announced the effectiveness of a new Normal Course Issuer Bid (“NCIB”) in Canada, pursuant to which the Company could, over a 12-month period, repurchase at prevailing market prices, up to a maximum of 2,047,903 of its common shares.  The bid commenced on March 16, 2006 and the bid remained in effect until March 15, 2007. No shares were purchased under the NCIB. The Company believes that the purchase of its own common shares may, in appropriate circumstances, be a responsible investment of available funds on hand.

During November 2004, the Company announced that it had registered an NCIB in Canada, under which the Company was authorized to repurchase up to 5.0% of its outstanding common shares. In the fourth quarter of 2004, there were 53,200 shares purchased for cancellation at a cost to the Company of $0.4 million.  In the second quarter of 2005, there were 46,300 shares purchased for cancellation at a cost to the Company of $0.3 million. The NCIB expired on November 8, 2005.

Accumulated Currency Translation Adjustments

Accumulated currency translation adjustments increased $2.3 million from $33.8 million as at December 31, 2005 to $36.1 million as at December 31, 2006. In 2005, the increase was $2.6 million, from $31.2 million as at December 31, 2004 to $33.8 million as at December 31, 2005. The increase in 2006 was due to strengthening of the Euro relative to the US dollar.  The Canadian dollar was substantially unchanged between December 31, 2005 and December 31, 2006. In 2005, the Canadian dollar strengthened relative to the US dollar while the Euro weakened relative to the US dollar.

Business Acquisitions

In October 2005, the Company, through a wholly-owned Canadian subsidiary, acquired all of the outstanding capital stock of Flexia Corporation Ltd., being the successor entity to Flexia Corporation and Fib-Pak Industries Inc. for an aggregate consideration of approximately $30.0 million after purchase price adjustments. Flexia produces a wide range of engineered coated products, polyethylene scrims and polypropylene fabrics.

In February 2004, the Company purchased for a cash consideration of $5.5 million plus contingent consideration (dependent on business retention), assets relating to the masking and duct tape operations of tesa.  At the same time, the Company finalized its three-year agreement to supply duct tape and masking tape to tesa. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets and liabilities based on their estimated fair values as at the date of the acquisition.

Pension and Post-Retirement Benefit Plans

IPG’s pension benefit plans are currently showing an unfunded deficit of $14.3 million at the end of 2006 as compared to $18.1 million at the end of 2005. For 2006 and 2005, the Company contributed $6.0 million and $2.3 million, respectively to its plans. The Company may need to divert some of its resources in the future in order to resolve this funding deficit but expects to meet its pension benefit plan funding obligations in 2007 through cash flows from operations.

Dividend on Common Shares

No dividends were declared on the Company’s stock in 2006, 2005 or 2004.

Critical Accounting Estimates

The preparation of financial statements in conformity with Canadian GAAP requires Management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. On an on-going basis Management reviews its estimates, including those relating to the allowance for doubtful accounts, reserve for slow moving and unmarketable inventories, future and current income taxes and impairment of long-lived assets and goodwill based on currently available information. Actual results may differ from those estimates.

The allowance for doubtful accounts is based on reserves for specific accounts which Management believes may not be fully recoverable combined with an overall reserve reflective of the Company’s historical bad debt experience and current economic conditions.

Establishing and updating the reserve for slow moving and unmarketable inventories starts with an evaluation of the inventory on hand as compared to historical and expected future sales of the products. For items identified as slow-moving or unmarketable; the cost of products is compared with their estimated net realizable values and a valuation reserve is established when the cost exceeds the estimated net realizable value.

The Company assesses the recoverability of its fixed assets using projected future undiscounted cash flows and comparing those cash flows to the net book value of the fixed assets when changes in events and circumstances indicate a possible impairment of certain assets or group of assets.

In accordance with the requirements of the Canadian Institute of Chartered Accountants (“CICA”), which are substantively equivalent to the applicable US standards, the Company performs an annual goodwill impairment test as at December 31. For purposes of the impairment test, based on the specific requirements of the accounting pronouncements, the Company determined that it was a single reporting unit. The Company calculates the fair value of this reporting unit using the discounted cash flow method. As occurred in 2006, the Company performs goodwill impairment tests at interim dates when changes in the underlying business of the Company suggest that a possible impairment has occurred.

In assessing the realizability of future income tax assets, Management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. Management considers the scheduled reversal of future income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Changes in Accounting Policies

Accounting by a vendor for considerations given to a customer

During the year ended December 31, 2006, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Emerging Issues Committee (“EIC”) Abstract 156 “Accounting by a vendor for considerations given to a customer (including a reseller of the vendor’s products)”. This EIC requires that consideration given to a customer by a vendor be classified as a reduction of revenue when recognized in the vendor’s income statement. Consideration refers to sales incentives, discounts, coupons, rebates and price reductions amongst others. As a result, the Company retroactively reclassified $19.5 million, $25.8 million and $24.3 million of rebates, discounts and allowances historically included with selling, general and administrative expenses as a reduction to sales for the years ended December 31, 2006, 2005 and 2004, respectively.

Impact of Accounting Pronouncements Not Yet Implemented

Canadian GAAP

Financial instruments - recognition and measurement

In January 2005, the CICA issued Handbook section 3855, “Financial Instruments - Recognition and Measurement.” The section is effective for annual and interim periods beginning on or after October 1, 2006. It describes the standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives. This section requires that i) all financial assets be measured at fair value, with some exceptions such as loans and investments that are classified as held-to-maturity, ii) all financial liabilities be measured at fair value when they are derivatives or classified as held for trading purposes (other financial liabilities are measured at their carrying value), and iii) all derivative financial instruments be measured at fair value, even when they are part of a hedging relationship. The Company has concluded on the classification of the applicable financial instruments in accordance with the section and has determined this section to have an impact on the consolidated financial statements. The valuation of such impact on the consolidated financial statements is currently under review.

Hedges

In January 2005, the CICA also issued Handbook section 3865, “Hedges.” The section is effective for annual and interim periods beginning on or after October 1, 2006. It describes when and how hedge accounting may be applied. Hedging is an activity used by a company to change an exposure to one or more risks by creating an offset between changes in the fair value of a hedged item and a hedging item, changes in the cash flows attributable to a hedged item and a hedging item, or changes resulting from a risk exposure relating to a hedged item and a hedging item. Hedge accounting changes the normal basis for recording the gains, losses, revenues and expenses associated with a hedged item or a hedging item in a company’s statements of earnings. It ensures that all offsetting gains, losses, revenues and expenses are recorded in the same period. The Company has concluded on the classification of the applicable financial instruments in accordance with the section and has determined this section to have an impact on the consolidated financial statements. The valuation of such impact on the consolidated financial statements is currently under review.

Comprehensive income

In January 2005, the CICA also issued Handbook section 1530, “Comprehensive Income.” The section is effective for annual and interim periods beginning on or after October 1, 2006. It describes how to report and disclose comprehensive income and its components.  Comprehensive income is the change in a company’s net assets that results from transactions, events and circumstances from sources other than the company’s shareholders. It includes items that would be excluded from net earnings, such as changes in the currency translation adjustment relating to self-sustaining foreign operations, the unrealized gains or losses on available-for-sale investments and the unrealized gains or losses on hedging items. The application of this new Handbook section will not have an effect on the Company’s financial position, earnings or cash flows, but will require the Company to present a new statement entitled “Comprehensive Income”.

Accounting changes

In July 2006, the CICA issued a new version of section 1506, of the CICA Handbook entitled, Accounting Changes. This new standard establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies and estimates, and correction of errors. The amended section applies to annual and interim periods beginning on or after January 1, 2007.

US GAAP

Accounting for uncertainty in income taxes

In July 2006, the Financial Accounting Standard Board (“FASB”) issued interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes – an interpretation of FASB statement No. 109, in June 2006. This interpretation clarifies the accounting for uncertainty clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is currently evaluating the impact of this interpretation.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 replaces the different definitions of fair value in accounting literature with a single definition. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for fair value measurements already required or permitted by other standards for financial statements issued for fiscal years after November 15, 2007 and interim periods within those fiscal years.  The Company is evaluating the impact SFAS No. 157 will have on its financial statements.

Disclosure Controls and Procedures

The Interim Chief Executive Officer and Chief Financial Officer of the Company conducted an evaluation of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2006 as required by Multilateral Instrument 52-109 Certification of Disclosure in Issuer’s Annual and Interim Filings. They concluded based on such evaluation that, as at December 31, 2006, the Company’s disclosure controls and procedures were effective in ensuring that material information regarding this MD&A and other required filings were made known to them on a timely basis.

Internal Control over Financial Reporting

The Interim Chief Executive Officer and Chief Financial Officer have also reviewed whether any change in the Company’s internal control over financial reporting occurred during 2006 that materially affected, or was reasonably likely to materially affect, the Company’s internal controls over financial reporting and concluded that there was none.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Because of its inherent limitation, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Disclosure Required by the NYSE

A summary of the significant ways that the corporate governance practices of the Company differs from that of a US Company is available on the Company’s website:  www.intertapepolymer.com under “Investor Relations”.

Additional Information

Additional information relating to IPG, including its Annual Information Form is filed on SEDAR at www.sedar.com in Canada and on EDGAR at www.sec.gov in the US.

Intertape Polymer Group Inc. Consolidated Financial Statements December 31, 2006, 2005 and 2004

Management’s Responsibility for Financial Statements	26-27

Management’s Annual Report on Internal Control Over Financial Reporting	28-29

Auditors’ Report	30

Financial Statements

Consolidated Earnings	31

Consolidated Retained Earnings (Deficit)	32

Consolidated Cash Flows	33

Consolidated Balance Sheets	34

Notes to Consolidated Financial Statements	35-78

Management’s Responsibility for Financial Statements

The consolidated financial statements of Intertape Polymer Group Inc. and the other financial information are the responsibility of the Company’s Management and have been examined and approved by its Board of Directors. These consolidated financial statements have been prepared by Management in accordance with Canadian generally accepted accounting principles and include some amounts that are based on Management’s best estimates and judgments. The selection of accounting principles and methods is Management’s responsibility.

The Company maintains internal control systems designed to ensure that the financial information produced is relevant and reliable.

Management recognizes its responsibility for conducting the Company’s affairs in a manner to comply with the requirements of applicable laws and established financial standards and principles, and for maintaining proper standards of conduct in its activities.

The Board of Directors assigns its responsibility for the financial statements and other financial information to the Audit Committee, all of whom are non-management and unrelated directors.

The Audit Committee’s role is to examine the financial statements and annual report and recommend that the Board of Directors approve them, to examine the internal control and information protection systems and all other matters relating to the Company’s accounting and finances. In order to do so, the Audit Committee meets periodically with external auditors to review their audit plans and discuss the results of their examination. This committee is responsible for recommending the appointment of the external auditors or the renewal of their engagement.

The Company’s external auditors, Raymond Chabot Grant Thornton LLP appointed by the shareholders at the Annual and Special Meeting on June 14, 2006, have audited the Company’s consolidated financial statements and their report indicating the scope of their audit and their opinion on the consolidated financial statements follows.

/s/ H. Dale McSween

H. Dale McSween
Interim Chief Executive Officer

/s/ Andrew M. Archibald

Andrew M. Archibald
Chief Financial Officer

Sarasota/Bradenton, Florida and Montreal, Canada
March 17, 2007

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting as well as the preparation of financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles, including a reconciliation of accounting principles generally accepted in the United States of America.

Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect the Company’s transactions; providing reasonable assurance that transactions are recorded as necessary for the preparation of the Company’s financial statements; providing reasonable assurance that receipts and expenditures of the Company are made under the authorization of management and directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company assets that could have a material effect on the Company’s financial statements would be prevented or detected on a timely basis.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and even when determined to be effective can only provide reasonable assurance with respect to financial statements preparation and presentation. Also projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of completeness with policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as at December 31, 2006 based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as at December 31, 2006.

/s/ H. Dale McSween

H. Dale McSween
Interim Chief Executive Officer

/s/ Andrew M. Archibald

Andrew M. Archibald
Chief Financial Officer

Sarasota/Bradenton, Florida and Montreal, Canada
March 22, 2007

Raymond Chabot Grant Thornton

Auditors’ Report

To the Shareholders of

We have audited the consolidated balance sheets of Intertape Polymer Group Inc. as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montréal, Canada
March 17, 2007

www.rcgt.com

Member of Grant Thornton International

Consolidated Earnings

Years Ended December 31,

(In thousands of US dollars, except per share amounts)

	2006	2005	2004
	$	$	$
Sales	812,285	776,015	668,174
Cost of sales	694,693	635,845	549,252
Gross profit	117,592	140,170	118,922

Selling, general and administrative expenses	84,903	78,985	69,951
Stock-based compensation expense	2,022	1,911	1,046
Research and development	6,271	4,725	4,233
Financial expenses (Note 4)	25,746	23,799	24,253
Refinancing expense			30,444
Manufacturing facility closures, restructuring and other charges (Note 3)	76,057	1,431	7,386
Impairment of goodwill (Note 12)	120,000
	314,999	110,851	137,313
Earnings (loss) before income taxes	(197,407)	29,319	(18,391)
Income taxes (recovery) (Note 5)	(30,714)	1,528	(29,749)
Net earnings (loss)	(166,693)	27,791	11,358

Earnings (loss) per share (Note 6)
Basic	(4.07)	0.67	0.28
Diluted	(4.07)	0.67	0.27

The accompanying notes are an integral part of the consolidated financial statements and Note 4 presents additional information on the consolidated earnings.

Consolidated Retained Earnings (Deficit)

Years Ended December 31,

(In thousands of US dollars)

	2006	2005	2004
	$	$	$
Balance, beginning of year	107,161	79,609	68,291
Net earnings (loss)	(166,693)	27,791	11,358
	(59,532)	107,400	79,649
Premium on purchase for cancellation of common shares		239	40
Balance, end of year	(59,532)	107,161	79,609

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Cash Flows

Years Ended December 31,

(In thousands of US dollars)

	2006	2005	2004
OPERATING ACTIVITIES	$	$	$
Net earnings (loss)	(166,693)	27,791	11,358
Non-cash items
Depreciation and amortization	36,622	31,131	29,889
Impairment of goodwill	120,000
Loss on disposal of property, plant and equipment	925
Property, plant and equipment impairment and other non-cash charges in connection with facility closures, restructuring and other charges	49,382	299	5,848
Future income taxes	(32,262)	714	(28,806)
Insurance claim		(3,679)
Write-off of debt issue expenses			8,482
Stock-based compensation expense	2,022	1,911	1,046
Pension and post-retirement benefits funding in excess of amounts expensed	(195)	(479)	(858)
Other non-cash items	(435)		(95)
Cash flows from operations before changes in non-cash working capital items	9,366	57,688	26,864
Changes in non-cash working capital items
Trade receivables	27,725	(10,750)	(11,345)
Other assets and receivables	7,667	535	(1,308)
Inventories	27,783	(1,366)	(20,115)
Parts and supplies	(770)	(1,145)	(266)
Prepaid expenses	4,514	(95)	202
Accounts payable and accrued liabilities	(22,676)	(12,500)	1,909
	44,243	(25,321)	(30,923)
Cash flows from operating activities	53,609	32,367	(4,059)

INVESTING ACTIVITIES
Temporary investment		489	(497)
Property, plant and equipment	(27,090)	(24,026)	(18,408)
Proceeds on sale of property, plant and equipment	3,447
Business acquisitions (Note 7)	(167)	(28,118)	(5,500)
Other assets	(5,448)	(3,852)	(13,178)
Goodwill	(298)	(300)
Cash flows from investing activities	(29,556)	(55,807)	(37,583)

FINANCING ACTIVITIES
Net change in bank indebtedness	(15,000)	15,000	(13,967)
Long-term debt	792		325,787
Repayment of long-term debt	(2,920)	(3,032)	(250,936)
Issue of common shares	136	89	2,717
Common shares purchased for cancellation		(340)	(418)
Cash flows from financing activities	(16,992)	11,717	63,183
Net increase (decrease) in cash and cash equivalents	7,061	(11,723)	21,541
Effect of foreign currency translation adjustments	104	(25)	341
Cash and cash equivalents, beginning of year	10,134	21,882
Cash and cash equivalents, end of year	17,299	10,134	21,882

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	26,209	22,510	22,258
Income taxes paid	1,877	1,446	2,004

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

December 31,

(In thousands of US dollars)

	2006	2005
	$	$
ASSETS
Current assets
Cash and cash equivalents	17,299	10,134
Trade receivables (net of allowance for doubtful accounts of $6,457; $7,574 in 2005)	97,199	124,440
Other assets and receivables (Note 8)	1,900	9,510
Inventories (Note 9)	75,379	105,565
Parts and supplies	12,090	14,836
Prepaid expenses	3,912	8,406
Future income taxes (Note 5)	13,689	16,142
	221,468	289,033
Property, plant and equipment (Note 10)	322,867	362,827
Other assets (Note 11)	26,901	28,686
Future income taxes (Note 5)	57,404	24,014
Goodwill (Note 12)	63,746	184,756
	692,386	889,316
LIABILITIES
Current liabilities
Bank indebtedness (Note 13)		15,000
Accounts payable and accrued liabilities	81,467	104,256
Installments on long-term debt	19,743	2,784
	101,210	122,040
Long-term debt (Note 14)	310,734	328,113
Pension and post-retirement benefits (Note 17)	6,724	4,313
Other liabilities		435
	418,668	454,901
SHAREHOLDERS’ EQUITY
Capital stock (Note 15)	287,323	287,187
Contributed surplus (Note 15)	9,786	6,237
Retained earnings (deficit)	(59,532)	107,161
Accumulated currency translation adjustments	36,141	33,830
	273,718	434,415
	692,386	889,316

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board,

John Richardson, FCA, Director	Gordon Cunningham, Director

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

GOVERNING STATUTES AND NATURE OF OPERATIONS

Intertape Polymer Group Inc. (the “Company”), incorporated under the Canada Business Corporations Act, is based in Montreal, Canada and in Sarasota/Bradenton, Florida and develops, manufactures and sells a variety of specialized polyolefin films, paper and film pressure sensitive tapes and complimentary packaging systems for use in industrial and retail applications.

The common shares of the Company are listed on the New York Stock Exchange in the United States of America (“United States” or “US”) and on the Toronto Stock Exchange in Canada.

ACCOUNTING POLICIES

The consolidated financial statements are expressed in US dollars and were prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which, in certain respects, differ from the accounting principles generally accepted in the United States, as shown in Note 19.

Reclassification

Certain amounts have been reclassified from prior years to conform to the current year presentation.

Accounting Changes

Year ended December 31, 2006

Accounting by a vendor for considerations given to a customer

During the year ended December 31, 2006, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Emerging Issues Committee (“EIC”) Abstract 156 “Accounting by a vendor for considerations given to a customer (including a reseller of the vendor’s products)”. This EIC requires that consideration given to a customer by a vendor be classified as a reduction of revenue when recognized in the vendor’s income statement. Consideration refers to sales incentives, discounts, coupons, rebates and price reductions amongst others. As a result, the Company retroactively reclassified $19.5 million, $25.8 million and $24.3 million of rebates, discounts and allowances historically included with selling, general and administrative expenses as a reduction to sales for the years ended December 31, 2006, 2005 and 2004, respectively.

Year ended December 31, 2005

Consolidation of variable interest entities

In June 2003, the CICA issued Accounting Guideline 15 (AcG-15), “Consolidation of Variable Interests Entities.” This guideline clarifies and addresses the application of consolidation guidance to those entities defined as variable interest entities (VIEs), which are entities that are subject to control on a basis other than voting interest. Such entities should be consolidated by the primary beneficiary, which is the entity that will absorb the majority of the VIEs expected losses or will receive a majority of its expected residual returns, or both. This guideline is required for annual and interim periods beginning on or after November 1, 2004. The application of AcG-15 had no impact on the Company’s consolidated financial statements.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Year ended December 31, 2004

Employee future benefits

On January 1, 2004, the CICA amended Handbook Section 3461, “Employee Future Benefits.” Section 3461 requires additional disclosures about the assets, cash flows and net periodic benefit cost of defined benefit pension plans and other employee future benefit plans. The new annual disclosures are effective for years ending on or after June 30, 2004, and new interim disclosures were effective for periods ending on or after that date. As at June 30, 2004, the Company adopted the new disclosure requirements of Section 3461 and provided the additional disclosures of the defined benefit pension plans and other employee future benefit plans in Note 17.

Impairment of long-lived assets

Effective January 1, 2004, the Company adopted, on a prospective basis, the new recommendations of CICA Handbook Section 3063, “Impairment of Long-lived Assets.” This new Section provides guidance on the recognition, measurement and disclosure of the impairment of long-lived assets. It replaces the write-down provisions in Property, Plant and Equipment, Section 3061. The Section requires an impairment loss for a long-lived asset held and used to be recognized when its carrying amount exceeds the sum of the undiscounted cash flows expected from its use and eventual disposition. An impairment loss for a long-lived asset held and used should be measured as the amount by which its carrying amount exceeds its fair value. At the time of adoption, this change in accounting policy did not result in any adjustment to the carrying value of the Company’s property, plant and equipment.

Asset retirement obligations

In March 2003, the CICA issued Handbook Section 3110, “Asset Retirement Obligations,” which replaces the limited guidance on future removal and site restoration costs previously provided in Section 3061, “Property, Plant and Equipment.” It establishes standards for recognition, measurement and disclosure of a liability for an asset retirement obligation and the associated asset retirement cost. The section provides for an initial recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred, when a reasonable estimate of fair value can be made. The asset retirement obligation is recorded as a liability with a corresponding increase to the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expenses using a systematic and rational allocation method and is adjusted to reflect period-to-period changes in the liability resulting from passage of time and revisions to either timing or the amount of the original estimate of the undiscounted cash flow. The Company adopted Section 3110 prospectively on January 1, 2004 and the application of this standard did not have a material impact on either results of operations for the year ended December 31, 2004 or the financial position as at December 31, 2004.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Accounting Estimates

The preparation of the consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the recorded amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the recorded amount of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Actual results may differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany accounts and transactions have been eliminated.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents, trade receivables, other assets and receivables excluding income and other taxes, bank indebtedness as well as accounts payable and accrued liabilities is equivalent to carrying amounts, given the short maturity period of such financial instruments.

The fair values of long-term debt and the interest rate swap agreements were established as described in Note 14.

Derivative Financial Instruments

Derivative financial instruments are utilized by the Company to reduce interest rate risk on its debt. The Company does not enter into financial instruments for trading or speculative purposes.

The Company’s policy is to formally designate each derivative financial instrument as a hedge of a specifically identified debt instrument. The Company believes that the derivative financial instruments are effective as hedges, both at inception and over the term of the instrument, as the term to maturity, the principal amount and the interest rate basis in the instruments all match the terms of the debt instrument being hedged.

Interest rate swap agreements are used as part of the Company’s program to manage the floating interest rate mix of the Company’s total debt portfolio and related overall cost of borrowing. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional principal amount upon which the payments are based, and are recorded as an adjustment of interest expense on the hedged debt instrument. The related amount payable to or receivable from counterparties is included as an adjustment to accrued interest.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Gains and losses on terminations of interest rate swap agreements are deferred under other current, or non-current, assets or liabilities on the balance sheet and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap agreement. In the event of early extinguishment of the debt obligation, any realized or unrealized gain or loss from the swap would be recognized in the consolidated statement of earnings at the time of extinguishment.

Foreign Currency Translation

Reporting currency

The accounts of the Company’s operations having a functional currency other than the US dollar have been translated into the reporting currency using the current rate method as follows: assets and liabilities have been translated at the exchange rate in effect at year-end and revenues and expenses have been translated at the average rate during the year. All translation gains or losses of the Company’s net equity investments in these operations have been included in the accumulated currency translation adjustments account in shareholders’ equity. Changes in this account for all periods presented, result solely from the application of this translation method.

Foreign currency translation

Transactions denominated in currencies other than the functional currency have been translated into the functional currency as follows: monetary assets and liabilities have been translated at the exchange rate in effect at the end of each year and revenues and expenses have been translated at the average exchange rate for each year, except for depreciation and amortization which are translated at the historical rate; non-monetary assets and liabilities have been translated at the rates prevailing at the transaction dates. Exchange gains and losses arising from such transactions are included in earnings.

Revenue Recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes upon shipment of the product. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

Research and Development

Research and development expenses are expensed as they are incurred, net of any related investment tax credits, unless the criteria for capitalization of development expenses in accordance with Canadian GAAP are met.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Stock Option Plan

The Company has a stock-based compensation plan that grants stock options to employees. Stock-based compensation expense is recognized over the vesting period of the options granted. Any consideration paid by employees on exercise of stock options is credited to capital stock together with any related stock-based compensation expense recorded in contributed surplus.

Earnings per Share

Basic earnings per share are calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per share are calculated using the treasury stock method giving effect to the exercise of options. The treasury stock method assumes that any proceeds that could be obtained upon the exercise of options would be used to repurchase common shares at the average market price during the year.

Cash and Cash Equivalents

The Company’s policy is to present cash and temporary investments having a term of three months or less, from the date of purchase, with cash and cash equivalents.

Accounts Receivable

Credit is extended based on evaluation of a customer’s financial condition and generally, collateral is not required. Accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts. Accounts outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they are determined to be uncollectible and any payments subsequently received on such receivable are credited to the allowance for doubtful accounts.

Inventories and Parts and Supplies Valuation

Raw materials are valued at the lower of cost and replacement cost. Work in process and finished goods are valued at the lower of cost and net realizable value. Cost is principally determined by the first in, first out method. The cost of work in process and finished goods includes the cost of raw materials, direct labor and manufacturing overhead.

Parts and supplies are valued at the lower of cost and replacement cost.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost less applicable investment tax credits and government grants earned and are depreciated over their estimated useful lives principally as follows:

	Methods	Rates and Periods

Buildings and building under capital lease	Diminishing balance or straight-line	5% or 15 to 40 years

Manufacturing equipment	Straight-line	5 to 20 years

Furniture, office and computer equipment, computer equipment under capital lease, software and other	Diminishing balance or straight-line	20% or 3 to 10 years

The Company follows the policy of capitalizing interest during the construction and preproduction periods as part of the cost of property, plant and equipment. Normal repairs and maintenance are expensed as incurred. Expenditures which materially increase values, change capacities or extend useful lives of property, plant and equipment are capitalized. Depreciation is not charged on new property, plant and equipment until they become operative.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying amount of the assets may not be recoverable, as measured by comparing their carrying amount to the estimated undiscounted cash flows generated by their use. When the carrying amount of the assets exceed their fair value, an impairment loss is recognized in an amount equal to the excess. Fair value is calculated using discounted cash flows.

Deferred Charges

Debt issue expenses are deferred and amortized on a straight-line basis over the term of the related debt. Other deferred charges are amortized on a straight-line basis over the period benefited varying from 1 to 5 years.

Goodwill

Goodwill is the excess of the cost of acquired businesses over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill is not amortized. It is tested for impairment annually or more frequently if events or changes in circumstances indicate that it is impaired. Any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value. When the carrying amount of goodwill exceeds the fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess. The fair value is calculated as described in Note 12.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Environmental Costs

The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and pollution in ongoing operations. The Company also accrues for the fair value of a liability for costs associated with the remediation of environmental pollution in the period in which it is incurred and when a reasonable estimate of the obligation’s fair value can be made.

Pension and Post-retirement Benefit Plans

The Company has defined benefit and defined contribution pension plans and other post-retirement benefit plans for its Canadian and American employees.

The following policies are used with respect to the accounting for the defined benefit and other post-retirement benefit plans:

–

The cost of pensions and other post-retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and is charged to earnings as services are provided by the employees. The calculations take into account management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees, participants’ mortality rates and expected health care costs;

–

For the purpose of calculating the expected return on plan assets, those assets are valued at the market-related value for certain plans and, for other plans, at fair value;

–

Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees who are active at the date of amendment;

–

Actuarial gains (losses) arise from the difference between actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net actuarial gains (losses) over 10% of the greater of the benefit obligation and the market-related value or the fair value of plan assets is amortized over the average remaining service period of active employees;

–

On January 1, 2000, the Company adopted the new accounting standard on employee future benefits using the prospective application method. The Company is amortizing the transitional obligations on a straight-line basis over the average remaining service periods of employees expected to receive benefits under the benefit plans as of January 1, 2000.

–

When the restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement;

Defined contribution plan accounting is applied to a multiemployer defined benefit plans for which the Company has insufficient information to apply defined benefit plan accounting.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Income Taxes

The Company provides for income taxes using the liability method of tax allocation. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between the financial statement values and tax values of assets and liabilities, using substantially enacted income tax rates expected to be in effect for the year in which the differences are expected to reverse. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered to be more likely than not.

New Accounting Pronouncements

Financial instruments - recognition and measurement

In January 2005, the CICA issued Handbook section 3855, “Financial Instruments - Recognition and Measurement.” The section is effective for annual and interim periods beginning on or after October 1, 2006. It describes the standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives. This section requires that i) all financial assets be measured at fair value, with some exceptions such as loans and investments that are classified as held-to-maturity, ii) all financial liabilities be measured at fair value when they are derivatives or classified as held for trading purposes (other financial liabilities are measured at their carrying value), and iii) all derivative financial instruments be measured at fair value, even when they are part of a hedging relationship. The Company has concluded on the classification of the applicable financial instruments in accordance with this section and has determined this section to have an impact on the consolidated financial statements. The valuation of such impact on the consolidated financial statements is currently under review.

Hedges

In January 2005, the CICA also issued Handbook section 3865, “Hedges.” The section is effective for annual and interim periods beginning on or after October 1, 2006. It describes when and how hedge accounting may be applied. Hedging is an activity used by a company to change an exposure to one or more risks by creating an offset between changes in the fair value of a hedged item and a hedging item, changes in the cash flows attributable to a hedged item and a hedging item, or changes resulting from a risk exposure relating to a hedged item and a hedging item. Hedge accounting changes the normal basis for recording the gains, losses, revenues and expenses associated with a hedged item or a hedging item in a company’s statements of earnings. It ensures that all offsetting gains, losses, revenues and expenses are recorded in the same period. The Company has concluded on the classification of the applicable financial instruments in accordance with this section and has determined this section to have an impact on the consolidated financial statements. The valuation of such impact on the consolidated financial statements is currently under review.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

2 - ACCOUNTING POLICIES (Continued)

Comprehensive income

In January 2005, the CICA also issued Handbook section 1530, “Comprehensive Income.” The section is effective for annual and interim periods beginning on or after October 1, 2006. It describes how to report and disclose comprehensive income and its components. Comprehensive income is the change in a company’s net assets that results from transactions, events and circumstances from sources other than the company’s shareholders. It includes items that would be excluded from net earnings, such as changes in the currency translation adjustment relating to self-sustaining foreign operations, the unrealized gains or losses on available-for-sale investments and the unrealized gains or losses on hedging items. The application of this new Handbook section will not have an effect on the Company’s financial position, earnings or cash flows, but will require the Company to present a new statement entitled “Comprehensive Income”.

Accounting changes

In July 2006, the CICA issued a new version of section 1506 of the CICA Handbook entitled, “Accounting Changes”. This new standard establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies and estimates, and correction of errors. The amended section applies to annual and interim periods beginning on or after January 1, 2007.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

MANUFACTURING FACILITY CLOSURES, Restructuring and other charges

Year ended December 31, 2006

The following table describes the significant charges incurred by the Company in 2006 in connection with its restructuring efforts, included in the Company’s consolidated statement of earnings for the year ended December 31, 2006 under the caption “Manufacturing facility closures, restructuring and other charges”.

		Manufacturing Facility Closures
		Impairment of long-lived assets	Severance and other labor related costs	Site Restoration	Inventory	Other	Restructuring	Other Charges	Total
		$	$	$	$	$	$	$	$
Balance as at January 1, 2006 included in accounts payable and accrued liabilities			1,227						1,227

Piedras Negras, Mexico facility closure	(a)	961	519		1,403	326			3,209
Brighton, Colorado facility closure	(b)	22,131	1,292	2,583	3,524	649			30,179
Retirement of CEO	(c)							9,900	9,900
Canadian income trust project	(d)							3,940	3,940
Staffing reductions and CEO succession planning	(e)						6,005	1,289	7,294
Termination of corporate aircraft lease	(f)						2,515		2,515
Credit facilities amendments	(g)							1,908	1,908
Environmental remediation	(h)					1,480			1,480
Facilities sale	(i)					925		14	939
Impairment of long-lived assets	(j)						7,851	176	8,027
Patent litigations	(k)							2,873	2,873
Gretna, Virginia facility closure	(l)	1,225	42		1,515	402			3,184
Strategic alternatives process	(m)							609	609
		24,317	1,853	2,583	6,442	3,782	16,371	20,709	76,057
Cash payments			1,581	189		2,857	5,358	9,487	19,472
Non-cash charges		24,317			6,442	925	7,851	10,887	50,422
Balance as at December 31, 2006 included in accounts payable and accrued liabilities			1,499	2,394			3,162	335	7,390

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

3 –

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING AND OTHER CHARGES (Continued)

(a)

In the first quarter of 2006, the Company closed its flexible intermediate bulk container (FIBC) manufacturing facility in Piedras Negras, Mexico. The total charge for closing this facility was $3.2 million, of which, $2.4 million was non-cash charges resulting from the impairment charge recorded to reflect the fair value of the machinery and equipment and inventories located in Piedras Negras, which were idled upon closure of the facility.

(b)

The Company closed its manufacturing facility in Brighton, Colorado in early November 2006. The total cash costs for severance, equipment relocation and facility restoration recorded in 2006 were approximately $2.1 million, with an additional $2.4 million accrued in accounts payable and accrued liabilities. The Company also expects to record additional cash charges related to the facility closure of approximately $2.5 million in future periods. The Company recorded $25.7 million in non-cash charges as an impairment to reflect the estimated fair value of the machinery and equipment located in Brighton, which was idled upon the closure of the facility.

(c)

The Chief Executive officer and Chairman of the Board of Directors of the Company retired at the Company’s annual shareholders’ meeting on June 14, 2006. In connection with the retirement, the Company recorded charges totaling $9.9 million including $6.0 million in cash compensation, $1.5 million in stock-based compensation expense and $2.4 million related to the recognition of the balance of his pension obligation.

(d)

As originally announced in December 2005, the Company investigated the possibility of selling a portion of its interest in the combined coated products operation and FIBC business through an initial public offering of the combined business using a Canadian Income Trust. On May 24, 2006, the Company announced that it had indefinitely deferred the decision to proceed with this offering. Accordingly, during the second and third quarters of 2006, the Company recorded a net charge of $3.9 million representing the write-off of the fees and expenses incurred in connection with the deferred sale. Such fees and expenses were previously recorded in other assets on the Company’s consolidated balance sheet.

(e)

The Company has made significant reductions in its staffing levels beginning in the second quarter of 2006 and continuing through the remainder of the year. These staffing adjustments and related severance, coupled with CEO succession planning costs, resulted in restructuring and other charges of approximately $7.3 million.

(f)

In June 2006, the Company decided to exit its corporate aircraft lease, resulting in a charge of $2.5 million. The Company successfully exited the lease in the fourth quarter of 2006.

(g)

During the year ended December 31, 2006, the Company amended its credit facilities twice in order to accommodate the various charges discussed herein, to allow for the goodwill impairment charge discussed in Note 12 and to provide for the relaxation of the credit facilities’ covenants. As a result, the Company incurred approximately $1.9 million in amendment fees.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

3 –

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING AND OTHER CHARGES (Continued)

(h)

In the second quarter of 2006, the Company recorded $1.5 million in additional remediation expenses at its Montreal manufacturing facility that was closed in December 2004. The Company had originally estimated the cost of the environmental remediation to be approximately $0.5 million. When remediation activities commenced in April 2006, the Company was notified that excavation had uncovered additional soil contamination requiring remediation in excess of the original estimate. The remediation was completed during the third quarter and in October 2006, the Company sold the property to a third party and has no residual environmental liability related to this site.

(i)

In June and July 2006, the Company sold the properties of two previously closed manufacturing facilities in Edmunston, New Brunswick and Green Bay, Wisconsin. The Company realized net cash proceeds of approximately $2.5 million and recorded a loss on disposition of approximately $0.9 million.

(j)

The Company recorded property, plant and equipment impairment charges totaling $8.0 million in 2006 related to efforts to streamline manufacturing operations through the elimination of redundant capacity as well as ongoing revisions to product marketing strategies.

(k)

During the second quarter of 2006, the Company reassessed the recoverability of certain legal costs incurred in defense of lawsuits alleging trademark infringement and concluded that the costs did not remain recoverable. Accordingly, in the second quarter of 2006 the Company wrote-off approximately $2.9 million in legal costs related to the litigations.

(l)

In an effort to improve its customer service levels and reduce related service costs, during 2006 the Company implemented changes in the manner in which it handles packaging, sales and delivery of products to retail customers in its consumer business. These changes required the closing of the Company’s repackaging facility in Gretna, Virginia. The cost to close the facility totaled $3.2 million including $2.6 million of non-cash charges related to adjusting inventories to estimated net realizable value and retiring information technology systems.

(m)

On October 2, 2006, the Company announced that its Board of Directors was initiating a process to explore and evaluate various strategic and financial alternatives available to enhance shareholder value. The process is on-going and during the fourth quarter of 2006, the Company incurred costs of approximately $0.6 million in connection with this process.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

3 –

MANUFACTURING FACILITY CLOSURES, RESTRUCTURING AND OTHER CHARGES (Continued)

Year ended December 31, 2005

Facility closures

During the year ended December 31, 2005, the Company completed the closure of its Cumming, Georgia and Montreal, Quebec manufacturing facilities incurring approximately $1.4 million of additional plant closure costs. The additional costs include an amount of $0.1 million of termination related benefits, an amount of $0.3 million related to impairment of property, plant and equipment and $1.0 million for other facility related closure costs including relocating equipment and inventory to other facilities. As at December 31, 2005, there were no amounts payable relating to the closures of the Cumming, Georgia and Montreal, Quebec facilities.

Industrial accident

During the year ended December 31, 2005, an explosion occurred at one of the Company’s plants resulting in damage to the facility’s structure and assets. The Company recorded a total insurance claim of $5.2 million in 2005 including $1.8 million related to reimbursable damages and expenses incurred and $3.4 million related to the replacement of the boilers destroyed in the explosion. The Company received $1.5 million of the insurance claim during 2005 and the balance was received in 2006.

An amount of $0.9 million of the insurance claim has been recorded on the consolidated earnings line captioned “Manufacturing facility closures, restructuring and other charges” against $0.9 million of insurance deductibles and non-insurance expenses recorded on that same line. The remaining $4.3 million of the insurance claim is recorded as a reduction to the cost of sales against the remaining costs incurred, the write-off of the boilers amounting to $0.5 million and other assets damaged in the explosion.

Year ended December 31, 2004

During 2004, the Company announced the closure of its Cumming, Georgia and Montreal, Quebec, manufacturing locations pursuant to its ongoing plan to lower costs, enhance customer order fulfillment and effectively optimize inventory investments. Approximately thirty-seven and eighty employees were affected at Cumming and Montreal, respectively. The total charge related to this plan amounted to approximately $7.4 million of which $5.8 million was non-cash. The total charge included an amount of $0.5 million of termination-related benefits, an amount of $4.5 million related to impairment of property, plant and equipment and $2.4 million for other facility related closure costs. As at December 31, 2004, a balance of $2.2 million was included in accounts payable and accrued liabilities, which was paid in 2005.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENTS OF EARNINGS

	2006	2005	2004
	$	$	$
Depreciation of property, plant and equipment	34,934	29,519	28,621
Amortization of other deferred charges	328	248	3
Amortization of debt issue expenses included in financial expenses below	1,360	1,364	1,265
Write-off of debt issue expenses			8,482
Financial expenses
Interest on long-term debt	25,930	22,897	22,340
Interest on credit facilities	459	360	830
Interest income and other	450	1,577	2,045
Interest capitalized to property, plant and equipment	(1,093)	(1,035)	(962)
	25,746	23,799	24,253

Impairment of property, plant and equipment	32,168	483	4,539
Loss on disposal of property, plant and equipment	925
Foreign exchange loss (gain)	(553)	250	16
Investment tax credits recorded as a reduction of research and development expenses		91	435

INCOME TAXES

The provision for income taxes consists of the following:

	2006	2005	2004
	$	$	$
Current	1,548	814	(943)
Future	(32,262)	714	(28,806)
	(30,714)	1,528	(29,749)

The reconciliation of the combined federal and provincial statutory income tax rate to the Company’s effective income tax rate is detailed as follows:

	2006	2005	2004
	%	%	%
Combined federal and provincial income tax rate	36.2	35.7	33.6
Foreign losses recovered (foreign income taxed) at lower rates	0.4	(0.1)	(12.8)
Impairment of goodwill	(17.2)
Impact of other differences	(3.8)	(16.5)	61.4
Change in valuation allowance		(13.9)	79.6
Effective income tax rate	15.6	5.2	161.8

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

5 - INCOME TAXES (Continued)

The net future income tax assets are detailed as follows:

	2006	2005
	$	$
Future income tax assets
Trade and other receivables	2,344	2,029
Inventories	2,934	320
Property, plant and equipment	4,885	8,055
Accounts payable and accrued liabilities	2,387	346
Tax credits, loss carry-forwards and other tax deductions	119,597	111,975
Pension and post-retirement benefits	785	277
Other	9,064
Valuation allowance	(12,446)	(12,446)
	129,550	110,556
Future income tax liabilities
Property, plant and equipment	58,457	69,707
Other		693
	58,457	70,400
Total net future income tax assets	71,093	40,156

Net current future income tax assets	13,689	16,142
Net long-term future income tax assets	57,404	24,014
Total net future income tax assets	71,093	40,156

As at December 31, 2006, the Company has $78.6 million of Canadian operating loss carry-forwards expiring 2007 through 2026 and $180.8 million of US federal and state operating losses expiring 2018 through 2025.

In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. Management considers the scheduled reversal of future income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company expects the future income tax assets, net of the valuation allowance, as at December 31, 2006, to be realized as a result of the reversal of existing taxable temporary differences.

As part of the above analysis, the valuation allowance was unchanged for the year ended December 31, 2006 and decreased by $4.1 million for the year ended December 31, 2005. The decrease in valuation allowance resulted in an additional income tax benefit of $4.1 million in 2005.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

EARNINGS PER SHARE

	2006	2005	2004
	$	$	$
Net earnings (loss)	(166,693)	27,791	11,358

Weighted average number of common shares outstanding	40,980,939	41,174,316	41,186,143
Effect of dilutive stock options (a)		134,602	259,721
Weighted average number of diluted common shares outstanding	40,980,939	41,308,918	41,445,864

Basic earnings (loss) per share	(4.07)	0.67	0.28
Diluted earnings (loss) per share	(4.07)	0.67	0.27

(a)

The following number of options were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented:

	2006	2005	2004

Options	3,154,028	3,231,251	2,328,773

BUSINESS ACQUISITIONS

During the year ended December 31, 2006, the Company finalized the allocation of the purchase price paid in connection with the acquisition of Flexia Corporation Ltd. (“Flexia”). The final allocation resulted in a decrease in the value of goodwill recoded on the acquisition in the amount of approximately $1.5 million, a decrease in the value of current liabilities in the amount of approximately $2.5 million, a decrease in the value of future income tax assets in the amount of approximately $1.3 million and a decrease in the value of pension and post-retirement benefits in the amount of approximately $0.3 million.

The preliminary allocation of purchase price is described below.

On October 5, 2005, the Company, through a wholly-owned Canadian subsidiary, acquired all of the outstanding stock of Flexia, being the successor entity to Flexia Corporation and Fib-Pak Industries Inc. for a total consideration of approximately $29.7 (CDN$34.8 million), of which $28.1 million was paid in cash and the balance was included in accounts payable and accrued liabilities. Flexia produces a wide range of engineered coated products, polyethylene scrims and polypropylene fabrics. The acquisition was funded from the Company’s cash on-hand and available credit facilities. The acquisition was accounted for using the purchase method of accounting. The operating results of Flexia have been included in the consolidated statement of earnings of the Company from October 5, 2005.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

7 - BUSINESS ACQUISITIONS (Continued)

The net assets acquired are detailed as follows:

2005
$
Current assets	26,260
Property, plant and equipment	16,322
Future income tax assets	1,369
Goodwill (a)	2,530
Total assets acquired	46,481

Current liabilities	13,348
Pension and post-retirement benefits	3,425
Total liabilities assumed	16,773
Net assets acquired	29,708

Purchase price	29,708
Balance of purchase price payable	1,590
Net cash paid for business acquisition	28,118

(a)

Goodwill is not deductible for income tax purposes.

In November 2005, the Company reacquired and cancelled 250,587 common shares held in escrow pursuant to an escrow agreement created during the acquisition on September 1, 2000 of Olympian Tape Sales, Inc. d/b/a United Tape Company (“UTC”). The shares had been held in escrow pending the resolution of certain third party legal claims arising from the acquisition.  As a result of the resolution of such claims and the related expense incurred in connection therewith, the Company became entitled to reacquire the escrowed shares. Pursuant to the transaction, an amount of $1.8 million was accounted for as a reduction of the capital stock; an amount of $0.2 million was accounted for as a decrease of retained earnings as a premium on the purchase for cancellation of common shares; an amount of $0.9 million was accounted for as an increase of goodwill representing expenses not reimbursed from amounts available under the escrow agreement; and an amount of $2.9 million was accounted for as a reduction of other assets.

In February 2004, the Company purchased for a cash consideration of $5.5 million plus acquisition costs and contingent consideration (dependent on business retention), assets relating to the masking and duct tape operations of tesa tape, inc. (“tesa tape”). At the same time, the Company finalized its three-year agreement to supply duct tape and masking tape to tesa tape. The purchase was accounted for as a business combination and, accordingly, the purchase method of accounting was used.  The purchase price was allocated to the assets purchased based on their estimated fair values as at the date of acquisition and included $0.9 million of equipment and $4.6 million of goodwill. The goodwill is deductible over 15 years for income tax purposes. Any contingent consideration paid will be recorded as an increase in goodwill. During the year ended December 31, 2006 and 2005, the Company recorded $0.3 million of contingent consideration paid in each year.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

OTHER ASSETS AND RECEIVABLES

	2006	2005
	$	$
Income and other taxes	769	1,109
Rebates receivable	412	1,348
Sales taxes	260	923
Insurance claim		3,400
Other	459	2,730
	1,900	9,510

INVENTORIES

	2006	2005
	$	$
Raw materials	20,766	37,662
Work in process	12,206	16,205
Finished goods	42,407	51,698
	75,379	105,565

PROPERTY, PLANT AND EQUIPMENT

			2006
	Cost	Accumulated depreciation	Net
	$	$	$
Land	3,835		3,835
Buildings	73,064	31,519	41,545
Manufacturing equipment	460,011	229,818	230,193
Furniture, office and computer equipment, software and other	65,585	40,387	25,198
Manufacturing equipment under construction and software projects under development	22,096		22,096
	624,591	301,724	322,867

			2005
	Cost	Accumulated depreciation	Net
	$	$	$
Land	3,423		3,423
Buildings	80,262	31,903	48,359
Manufacturing equipment	454,793	194,947	259,846
Furniture, office and computer equipment, software and other	68,458	35,999	32,459
Manufacturing equipment under construction and software projects under development	18,740		18,740
	625,676	262,849	362,827

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

10 - PROPERTY, PLANT AND EQUIPMENT (Continued)

Included in property, plant and equipment are assets under capital leases (primarily a building and computer equipment) with a cost and accumulated depreciation of $11,267 and $2,912 respectively ($7,214 and $614 in 2005).

OTHER ASSETS

	2006	2005
	$	$
Debt issue expenses and other deferred charges, at amortized cost	8,660	11,681
Loans to officers and directors without interest, various repayment terms	295	924
Pension plan prepaid benefits	7,146	5,107
Other receivables	3,492	1,292
Income tax credits	6,390	7,615
Other, at cost	918	2,067
	26,901	28,686

GOODWILL

In accordance with the specific requirements of the CICA Handbook, section 3062, “Goodwill and Other Intangible Assets”, the Company performs an annual goodwill impairment test as at December 31. Also in accordance with the specific requirements of this section, the Company determined that it had one reporting unit. The Company calculates the fair value of this reporting unit using the discounted cash flows method.

During the three months ended September 30, 2006, the Company performed a comprehensive assessment of its business and operating plans, in light of the significant changes to the underlying business. As a result of this assessment, and the resulting changes to the operating market and industry, management revised its estimates of growth and future business activities. Consequently, the Company conducted a goodwill impairment test at the interim date of September 30, 2006. This resulted in a charge to operating expenses of $120.0 million in the three months ended September 30, 2006. No further impairment was required as at December 31, 2006. There was no goodwill impairment charge incurred by the Company for the years 2004 or 2005.

The changes in the carrying amount of goodwill are as follows:

	2006	2005
	$	$
Balance as at January 1	184,756	179,958
Business acquisition (Note 7)	167	2,530
Adjustment to purchase price (Note 7)	(1,491)
Escrow shares reacquired		921
Contingent consideration	298	300
Impairment	(120,000)
Foreign exchange impact	16	1,047
Balance as at December 31	63,746	184,756

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

BANK INDEBTEDNESS

Bank Indebtedness

The bank indebtedness consists of the utilized portion of the short-term revolving bank credit facilities.

As at December 31, 2006, the Company had bank loans available under a US$75.0 million Revolving Credit Facility with a five-year term. The loan bears interest at various interest-rates including US prime rate plus a premium varying between 100 and 200 basis points, Canadian prime rate plus a premium varying between 100 and 200 basis points and LIBOR plus a premium varying between 200 and 300 basis points. As at December 31, 2006, the credit facility availability, as a result of covenant restrictions, was $24.0 million, after outstanding letters of credit of $2.5 million. As at December 31, 2005, the credit facility had been drawn by US$15.0 million having an effective interest rate of 7.39%. An amount of $53.0 million remained available, after covenant restrictions, the outstanding draw and outstanding letters of credit of $7.0 million.

The credit facility has been guaranteed by the Company and substantially all of its subsidiaries and secured by a first lien on all assets of the Company and substantially all of its subsidiaries.

The credit facility contains certain financial covenants, including interest expense coverage, debt leverage and fixed charge coverage ratios, all of which were respected as at December 31, 2006.

Refinancing

On July 28, 2004, the Company completed the offering of $125.0 million of Senior Subordinated Notes due 2014 as described in Note 14. On August 4, 2004, the Company established a new $275.0 million Senior Secured Credit Facility, consisting of a $200.0 million Term Loan, described in Note 14, and the $75.0 million Revolving Credit Facility referred to above. The proceeds from the refinancing were used to repay the existing bank credit facility, redeem three series of secured notes, pay related make-whole premiums, accrued interest and transaction fees and provide cash for general working capital purposes.

As a result of the refinancing, the Company recorded a one-time pre-tax charge of approximately $30.4 million. The principal elements of the one-time charge are a make-whole payment of approximately $21.9 million and the write-off of deferred financing costs of $8.5 million attributable to the debt that was refinanced.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

LONG-TERM DEBT

Long-term debt consists of the following:

	2006	2005
	$	$
US$125,000,000 Senior Subordinated Notes (a)	125,000	125,000
US$200,000,000 Term Loan (b)	195,500	197,500
Obligations under capital leases (c)	8,174	6,982
Other debt (d)	1,803	1,415
	330,477	330,897
Less: Current portion of long-term debt	19,743	2,784
	310,734	328,113

(a)

Senior Subordinated Notes

Senior Subordinated Notes bearing interest at 8.5%, payable semi-annually on February 1 and August 1. All principal is due on August 1, 2014.

Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis by the Company and substantially all of its existing subsidiaries.

(b)

Term Loan

Term Loan bearing interest at LIBOR plus a premium varying between 200 and 300 basis points, payable in quarterly installments of $0.5 million starting on December 31, 2004 until June 30, 2010, followed by four quarterly installments of $47.125 million thereafter and maturing on July 28, 2011. In addition to the quarterly installments of $0.5 million through June 30, 2010, the term loan requires annual mandatory principal prepayments 90 days after year-end based on a percentage of “Excess Cash Flow” as defined in the Senior Secured Credit Facility. At March 30, 2007, the Company will be required to make a mandatory principal prepayment of $15.6 million, being 50% of the Excess Cash Flow for the year ended December 31, 2006. This amount is reflected in current installments on long-term debt at December 31, 2006.

The Term Loan is guaranteed by the Company and each of its material subsidiaries. The Term Loan is also secured by a first priority perfected security interest in substantially all of the tangible and intangible assets of the Company and each of its material subsidiaries, subject to certain customary exceptions.

In June 2005, the Company entered into an interest rate swap agreement for a notional principal amount of $50.0 million maturing in June 2010. In July 2005, the Company entered into a second interest rate swap agreement for a notional principal amount of $25.0 million maturing in July 2010. Under the terms of these interest rate swap agreements, the Company receives, on a quarterly basis, a variable interest rate and pays a fixed interest rate of 4.27% and 4.29% respectively, plus the premium of 2.75% (2.25% prior to November 8, 2006) applicable on its term loan. As at December 31, 2006, the effective interest rate on $75.0 million was 7.03% (6.53% in 2005) and the effective interest rate on the excess was 8.04% (6.74% in 2005).

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

14 - LONG-TERM DEBT (Continued)

(c)

Obligations under Capital Leases

The Company has obligations under capital leases for the rental of a building and computer equipment, bearing interest at rates varying between 0.60% to 5.10%, payable in monthly installments ranging from $320 to $47,817, including interest and maturing on various dates until the year 2024.

(d)

Other Debt

Other debt consisting of government loans, mortgage loans and other loans at fixed and variable interest rates ranging from interest-free to 9.03% and requiring periodic principal repayments through 2010.

The Company has complied with the maintenance of financial ratios and with other conditions that are stipulated in the covenants pertaining to the various loan agreements.

Long-term debt repayments are due as follows:

	Obligations under capital leases	Other long-term loans
	$	$
2007	1,446	19,033
2008	1,109	2,130
2009	721	2,139
2010	574	95,376
2011	574	78,625
Thereafter	7,267	125,000
Total minimum lease payments	11,691	322,303
Interest expense included in minimum lease payments	3,517
Total	8,174	322,303

Fair Value

For all debts with fixed interest rates, the fair value has been determined based on the discounted value of cash flows under the existing contracts using rates representing those which the Company could currently obtain for loans with similar terms, conditions and maturity dates. For the debts with floating interest rates, the fair value is closely equivalent to their carrying amounts.

The carrying amounts and fair values of the Company’s long-term debt as at December 31, 2006 and 2005 are as follows:

		2006		2005
	Fair value	Carrying amount	Fair value	Carrying amount
	$	$	$	$
Long-term debt	318,211	330,477	328,897	330,897

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

14 - LONG-TERM DEBT (Continued)

The fair value of the interest rate swap agreements generally reflect the estimated amounts that the Company would receive (favorable) or pay (unfavorable) to settle these agreements at the reporting date and is estimated by obtaining quotes (marked to market) from the Company's principal lender. As at December 31, 2006, the Company's favorable position was approximately $1.8 million ($1.5 million in 2005).

CAPITAL STOCK

Capital stock – authorized

Unlimited number of shares without par value

Common shares, voting and participating

Class “A” preferred shares, issuable in series, ranking in priority to the common shares with respect to dividends and return of capital on dissolution. The Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attached to the shares of each series.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (Continued)

Capital stock – issued and fully paid

The changes in the number of outstanding common shares and their aggregate stated value from January 1, 2004 to December 31, 2006 were as follows:

		2006		2005		2004
	Number of shares	Stated value	Number of shares	Stated value	Number of shares	Stated value
		$		$		$
Balance, beginning of year	40,957,574	287,187	41,236,961	289,180	40,944,876	286,841
Shares issued to the USA Employees’ Stock Ownership and Retirement Savings Plan					225,160	1,727
Escrow shares reacquired (Note 7)			(250,587)	(1,757)
Shares purchased for cancellation			(46,300)	(324)	(53,200)	(378)
Shares issued for cash upon exercise of stock options	29,366	136	17,500	88	120,125	990
Balance, end of year	40,986,940	287,323	40,957,574	287,187	41,236,961	289,180

During the year ended December 31, 2005, the Company redeemed 46,300 common shares for a cash consideration of $340,000. An amount of $324,000 was accounted for as a reduction of the capital stock and an amount of $16,000 was accounted for as a decrease of the retained earnings as a premium on the purchase for cancellation of common shares.

During the year ended December 31, 2004, the Company redeemed 53,200 common shares for a cash consideration of $418,000. An amount of $378,000 was accounted for as a reduction of the capital stock and an amount of $40,000 was accounted for as a decrease of the retained earnings as a premium on the purchase for cancellation of common shares.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (Continued)

Contributed Surplus

	2006	2005
	$	$
Balance, beginning of year	6,237	4,326
Stock-based compensation expense	2,022	1,911
Other charges for accelerated vesting of stock options (Note 3 (c))	1,527
Balance, end of year	9,786	6,237

Shareholder’s Protection Rights Plan

This agreement was adopted by the shareholders of the Company on June 11, 2003, amending and restating the Shareholder Protection Rights Plan originally entered into on August 24, 1993, as first amended on May 21, 1998. The 2003 Amended and Restated Plan, among other things, extended the Plan through the date immediately following the date of the Company's 2006 annual Shareholders' meeting. The Shareholders at their June 14, 2006 meeting voted on the adoption of an Amended and Restated Plan, which, among other things, extended the Plan through the date immediately following the date of the Company's 2009 annual Shareholders' meeting. The effect of the Plan is to require anyone who seeks to acquire 20% or more of Intertape Polymer Group's voting shares to make a bid complying with specific provisions of the plan.

Stock Options

Under the Company's amended executive stock option plan, options may be granted to the Company's executives, directors and employees for the purchase of up to 4,094,538 shares of common stock. Options expire no later than 10 years after the date of granting. The plan provides that such options granted to employees and executives will vest and may be exercisable 25% per year over four years. The options granted to directors who are not officers of the Company will vest and may be exercisable 25% on the effective dates of the grant, and a further 25% will vest and may be exercisable per year over three years.

All options were granted at a price equal to the respective closing market values of the day the options were granted.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (Continued)

The changes in number of options outstanding were as follows:

		2006		2005		2004
	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
	$		$		$
Balance, beginning of the year	9.18	3,919,251	9.37	3,772,155	9.52	3,165,716
Granted	8.15	549,000	8.15	526,378	10.26	921,750
Exercised	4.54	(29,366)	4.73	(17,500)	8.24	(120,125)
Cancelled	10.57	(1,284,857)	10.07	(361,782)	13.01	(195,186)
Balance, end of year	8.74	3,154,028	9.18	3,919,251	9.37	3,772,155

Options exercisable at the end of the year		1,811,132		2,431,686		2,068,655

The following table summarizes information about options outstanding and exercisable at December 31, 2006:

	Options outstanding			Options exercisable
	Number	Weighted average contractual life(in years)	Weighted average exercise price	Number	Weighted average exercise price
Range of exercise prices			$		$
$3.90 to $5.32	266,500	2.1	4.13	204,875	4.13
$6.60 to $9.10	1,660,278	3.9	8.02	608,382	7.99
$9.80 to $13.49	1,212,250	1.9	10.66	982,875	10.58
$15.70	15,000	0.4	15.70	15,000	15.70
	3,154,028	3.0	8.74	1,811,132	9.04

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (Continued)

On January 10, 2001, the Company repriced 474,163 of unexercised stock options held by employees, other than directors and executive officers. The repriced options had exercise prices ranging from US$16.30 to US$23.26 (CA$26.01 to CA$37.11) and expiry dates in 2003 and 2006. The revised exercise price was set at US$8.28 (CA$13.21) being the average of the closing price on the Toronto Stock Exchange and the New York Stock Exchange on January 9, 2001. All other terms and conditions of the respective options, including the percentage vesting and the vesting and expiry dates, remained unchanged.

In January 2003, the Company adopted the fair value based method of accounting for stock-based compensation and other stock-based payments. Accordingly the Company recorded a pre-tax stock-based compensation expense of approximately $2.0 million in 2006, $1.9 million in 2005 and $1.0 million in 2004.

For stock options granted during the year ended December 31, 2002, the company is required to make pro forma disclosures of net earnings (loss) and basic and diluted earnings (loss) per share as if the fair value based method of accounting had been applied.

Accordingly, the Company’s net earnings (loss) and basic and diluted earnings (loss) per share would have been increased or decreased to the pro forma amounts indicated in the following table:

	2006	2005	2004
	$	$	$
Net earnings (loss) - as reported	(166,693)	27,791	11,358
Add: Stock-based employee compensation expense included in reported net earnings (loss)	2,022	1,911	1,046
Deduct: Total stock-based employee compensation expense determined under fair value based method	(2,163)	(2,665)	(1,800)
Pro forma net earning (loss)	(166,834)	27,037	10,604

Earnings (loss) per share:
Basic - as reported	(4.07)	0.67	0.28
Basic - pro forma	(4.07)	0.66	0.26
Diluted - as reported	(4.07)	0.67	0.27
Diluted - pro forma	(4.07)	0.65	0.26

The pro forma effect on net earnings (loss) and earnings (loss) per share is not representative of the pro forma effect on net earnings (loss) and earnings (loss) per share of future years because it does not take into consideration the pro forma compensation cost related to options awarded prior to January 1, 2002.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

15 - CAPITAL STOCK (Continued)

The fair value of options granted was estimated using the Black-Scholes option-pricing model, taking into account the following weighted average assumptions:

	2006	2005	2004

Expected life	5.5 years	5 years	5 years
Expected volatility	55%	55%	55%
Risk-free interest rate	4.80%	4.12%	3.14%
Expected dividends	$0.00	$0.00	$0.00

The weighted average fair value per share of options granted is:

2006	2005	2004
$	$	$
4.49	4.21	5.29

COMMITMENTS AND CONTINGENCIES

Commitments

As at December 31, 2006, the Company had commitments aggregating approximately $14.6 million through the year 2014 for the rental of offices, warehouse space, manufacturing equipment, automobiles, computer equipment and other assets.

Future minimum lease payments are $4.5 million in 2007, $3.5 million in 2008, $2.6 million in 2009, $1.7 million in 2010, $1.0 million in 2011 and $1.3 million thereafter.

Contingencies

In April 2006, the U.S. District Court for the Middle District of Florida entered judgment against the Company in a patent infringement lawsuit brought by LINQ Industrial Fabrics, Inc. (“Linq”). The case deals with Linq’s allegations that the Company’s patented NovaStat™, static dissipative FIBCs, infringe three Linq patents. In February 2007, the Company was denied its appeal of the judgement. The Company does not expect the ultimate resolution of this litigation to have a material impact on its financial position or earnings.

The Company is also a party to other claims and lawsuits, which are being contested. In the opinion of management, the outcome of such claims and lawsuits will not have a material adverse effect on the Company.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

PENSION AND POST-RETIREMENT BENEFIT PLANS

The Company has several defined contribution plans and defined benefit plans for substantially all its employees in both Canada and the United States. These plans are generally contributory in Canada and non-contributory in the United States.

Total Cash Payments

Total cash payments for employee future benefits for 2006, consisting of cash contributed by the Company to its funded pension plans, cash payments directly to beneficiaries for its unfunded other benefit plans, cash contributed to its defined contribution plans and cash contributed to its multi-employer defined benefit plans were $8.7 million ($4.2 million in 2005 and $4.1 million in 2004).

Defined Contribution Plans

In the United States, the Company maintains a savings retirement plan (401 (k) Plan) for the benefit of certain employees who have been employed for at least 90 days. Contribution to this plan is at the discretion of the Company.

The Company contributes as well to multi-employer plans for employees covered by collective bargaining agreements.

In Canada, the Company maintains defined contribution pension plans for its salaried employees and contributes amounts equal to 4% of each participant's eligible salary.

The Company has expensed $2.3 million for these plans for the year ended December 31, 2006 ($2.1 million and $0.9 million in 2005 and 2004, respectively).

Defined Benefit Plans

The Company has, in the United States, two defined benefit plans (hourly and salaried). Benefits for employees are based on compensation and years of service for salaried employees and fixed benefits per month for each year of service for hourly employees.

In Canada, certain non-union hourly employees of the Company are covered by a plan which provides a fixed benefit of $17.15 in 2006 and 2005 and $14.60 in 2004 per month for each year of service. In addition, the Company maintains a defined benefit plan, which provides for a fixed benefit at a rate ranging from 50% to 62.5% (50% to 110% in 2005 and 2004) of the employee contributions, depending on the participation start date.

In the United States, the Company provides group health care and life insurance benefits to certain retirees.

In Canada, the Company provides group health care, dental and life insurance benefits for eligible retired employees.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Acquisition and Plan Termination

The Company acquired Flexia in October 2005 (Note 7) including its pension and post-retirement benefits plans. As a result, the Company accounted for $9.8 million and $8.4 million of accrued benefit obligations and plan assets related to two pension plans and $2.0 million of accrued benefit obligations related to the post-retirement benefit plans. One of the pension plans acquired with the Flexia acquisition was terminated in 2006 with the termination of employees due to the closure of one of the facilities purchased. This termination was taken into account at the time of the acquisition in the valuation of the accrued benefit obligations. The termination resulted in a curtailment gain of $0.15 million and a settlement loss of $0.5 million.

Investment Policy

The Company's Investment Committee, comprised of the Company’s Chief Financial Officer, Vice President, Finance and Treasurer and Vice President, Human Resources, established a target mix of equities and bonds of 70% equities and 30% bonds over time. In January of 2003, the Committee determined, with assistance from the investment manager and trustee, to temporarily increase the allocation for the US plans to 80% equity and 20% bonds due to the performance, current and expected, in the bond market and the expected appreciation in the small and midcap equity markets. The increased investment in those markets was 7.5% target in small cap and 2.5% in mid cap. That direction was reviewed with the same advisors, and the Committee determined to continue this approach at its meetings in 2004 and 2005. In February 2006, the Committee revised the target mix back to 70% equity and 30% bonds. The relatively heavy emphasis on equities is due to the better performance over time in equities versus bonds and the fact that the Company's pension funds do not have a large number of current recipients. In Canada, the funds of the non-union plans are split evenly between two balanced mutual funds, thus, over time, achieving the target mix of 70% equities and 30% bonds. The funds of the union plans have a target equity weighing ranging from 45% to 65%.

The rate of return decision is a function of advice from the Company's actuaries and their review of current holdings, general market trends, and common levels used by other employers.

Measurement Date and Date of Actuarial Valuations

The Company measures its plan assets and accrued benefit obligations for accounting purposes as at December 31 of each year.

The most recent actuarial valuations for funding purposes were October 1, 2005 and January 1, 2006 for the US plans and October 2, 2005, January 1, 2006 and September 30, 2006 for the Canadian plans.

The next valuation dates for actuarial valuations to be used for funding purposes are October 1, 2006 and January 1, 2007 for the US plans and September 30, 2006, December 31, 2007 and January 1, 2009 for the Canadian plans.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Information relating to the various plans is as follows:

		Pension plans		Other plans
	2006	2005	2006	2005
	$	$	$	$
Accrued benefit obligations
Balance, beginning of year	49,812	35,895	3,128	1,021
Acquisition		9,786		2,034
Current service cost	1,430	1,055	75	19
Interest cost	2,887	2,198	171	84
Benefits paid	(1,616)	(1,075)	(61)	(64)
Actuarial (gains) losses	1,823	1,720	(42)	19
Decrease in liability due to curtailment	(150)
Settlement	(3,192)
Foreign exchange rate adjustment	54	233	(4)	15
Balance, end of year	51,048	49,812	3,267	3,128

Plans assets
Balance, beginning of year	34,879	23,467
Acquisition		8,396
Actual return on plan assets	4,109	1,594
Employer contributions	5,998	2,330
Plan participants' contributions	141
Benefits paid	(1,616)	(1,075)
Settlement	(3,636)
Foreign exchange rate adjustment	103	167
Balance, end of year	39,978	34,879	–	–

Funded status - deficit	11,070	14,933	3,267	3,128
Unamortized past service costs	(3,241)	(3,632)	(7)	(7)
Unamortized net actuarial losses	(11,550)	(14,413)	(35)	(78)
Unamortized transition assets (obligation)	97	102	(23)	(27)
Accrued benefit liability (prepaid benefit)	(3,624)	(3,010)	3,202	3,016

Weighted average plan assets allocations as at December 31:

		Pension Plans
	2006	2005
Asset category	%	%
Equity securities	70	77
Debt securities	28	22
Other	2	1
Total	100	100

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

The accrued benefit liability (prepaid benefit) is included in the Company’s balance sheets as follows:

		Pension plans		Other plans		Total plans
	2006	2005	2006	2005	2006	2005
	$	$	$	$	$	$
Other assets (Note 11)	(7,146)	(5,107)			(7,146)	(5,107)
Accounts payable and accrued liabilities		800				800
Pension and post-retirement benefits	3,522	1,297	3,202	3,016	6,724	4,313
	(3,624)	(3,010)	3,202	3,016	(422)	6

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Net Benefit Cost

			Pension plans			Other plans
	2006	2005	2004	2006	2005	2004
	$	$	$	$	$	$
Current service cost	1,289	1,055	654	75	19	15
Interest cost	2,887	2,198	1,853	171	85	56
Actual return on plan assets	(4,109)	(1,594)	(2,074)
Actuarial (gains) losses	1,823	1,720	2,354	(42)	19	103
Curtailment gain	(150)
Settlement loss	529
Plan amendments			34
Elements of employee future benefit costs before adjustments to recognize the long-term nature of employee future benefit costs	2,269	3,379	2,821	204	123	174
Adjustments to recognize the long-term nature of employee future benefit costs:
Difference between expected return and actual return on plan assets for year	1,148	(598)	264
Difference between actuarial loss recognized for the year and actual actuarial loss (gain) on accrued benefit obligations	1,532	(930)	(1,791)	43	(18)	(103)
Difference between amortization of past service costs for the year and actual plan amendments for the year	392	294	189
Amortization of transition obligations (assets)	(5)	(5)	(5)	4	4	4
	3,067	(1,239)	(1,343)	47	(14)	(99)
Net benefit cost for the year	5,336	2,140	1,478	251	109	75

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

The average remaining service period of the active employees covered by the pension plans ranges from 11.20 to 24.70 years for 2006 and from 11.70 to 25.80 years for 2005.

The significant assumptions which management considers the most likely and which were used to measure its accrued benefit obligations and net periodic benefit costs are as follows:

Weighted-average assumption used to determine benefit obligations as at December 31:

		Pension plans		Other plans
	2006	2005	2006	2005
Discount rate
US plans	5.80%	5.75%	5.65%	5.75%
Canadian plans	5.25% and 5.35%	5.25%	5.25%	5.25%
Compensation increase	3.25%

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

Weighted-average assumption used to determine net benefit cost for the years ended December 31:

			Pension plans			Other plans
	2006	2005	2004	2006	2005	2004
Discount rate
US plans	5.75%	5.75%	6.25%	5.75%	5.75%	6.25%
Canadian plans	5.25%	5.25% and 5.75%	6.25%	5.25%	5.25% and 7.00%
Compensation increase	3.25%
Expected long term return on plan assets
US plans	8.50%	8.50%	8.50%
Canadian plans	7.00%	7.00%	7.00%

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

17 - PENSION AND POST-RETIREMENT BENEFIT PLANS (Continued)

For measurement purposes, a 10% annual rate increase in the per capita cost of covered health care benefits for U.S. plans was assumed for 2006 (10.0% in 2005 and 11.0% in 2004). The assumed rate is expected to decrease to 5% by 2011. For the Canadian plans, the annual trend rate is 8.0% for the next ten years and 5% thereafter. An increase or decrease of 1% of these rates would have the following impact:

	Increase of 1%	Decrease of 1%
	$	$
Impact on net periodic cost	37	(29)
Impact on accrued benefit obligation	414	(331)

The Company expects to contribute $4.3 million to its defined benefit pension plans and $0.1 million to its health and welfare plans in 2007.

SEGMENT DISCLOSURES

The Company manufactures and sells an extensive range of specialized polyolefin plastic packaging products primarily in Canada and the United States. Management has considered all products to be part of one reporting segment since they are made from similar extrusion processes and differ only in the final stages of manufacturing. A vast majority of the Company's products, while brought to market through various distribution channels, generally have similar economic characteristics. The substantial increase in sales in Canada in 2006 compared to 2005 is due to the October 2005 acquisition of Flexia, a business based in Canada.

The following table presents sales attributed to countries based on the location of external customers.

	2006	2005	2004
	$	$	$
Canada	114,715	83,279	63,498
United States	651,289	650,844	562,455
Other	46,281	41,892	42,221
Total sales	812,285	776,015	668,174

The following table presents property, plant and equipment and goodwill by country based on the locations of assets:

	2006	2005	2004
	$	$	$
Property, plant and equipment, net
Canada	56,308	64,780	54,128
United States	248,280	286,414	287,104
Other	18,279	11,633	11,378
Total property, plant and equipment, net	322,867	362,827	352,610

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

18 - SEGMENT DISCLOSURES (Continued)

	2006	2005	2004
	$	$	$
Goodwill
Canada	27,187	28,495	24,917
United States	33,192	152,894	151,674
Other	3,367	3,367	3,367
Total goodwill	63,746	184,756	179,958

DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA

The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ in certain material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with US GAAP.

(a)

Net earnings (loss) and earnings (loss) per share

The adjustment to comply with US GAAP would be as follows:

	2006	2005	2004
	$	$	$
Net earnings (loss) as per Canadian GAAP	(166,693)	27,791	11,358
Variable accounting (Note 19 (d))		265	1,381
Net earnings (loss) as per US GAAP	(166,693)	28,056	12,739

Earnings (loss) per share as per US GAAP
Basic	(4.07)	0.68	0.31
Diluted	(4.07)	0.68	0.31

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

19 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(b)

Consolidated balance sheets

The adjustments, as described in notes (e) and (f) herein, to comply with US GAAP would be as follows:

				2006				2005
	As per Canadian GAAP	Adjustments		As per US GAAP	As per Canadian GAAP	Adjustments		As per US GAAP
	$	$		$	$	$		$
Assets
Other assets	26,901	(6,858)	(e)	21,850	28,686	1,625	(e)	31,790
		1,807	(f)			1,479	(f)
Future income tax assets	57,404	5,461	(e)	62,196	24,014	5,509	(e)	28,976
		(669)	(f)			(547)	(f)

Liabilities
Pension and post-retirement benefits	6,724	7,901	(e)	14,625	4,313	16,513	(e)	20,826
Shareholders’ equity
Accumulated other comprehensive income		(9,298)	(e)	(8,160)		(9,379)	(e)	(8,447)
		1,138	(f)			932	(f)

The other differences in presentation that would be required under US GAAP to the consolidated balance sheets, other than as disclosed below, are not viewed as significant enough to require further disclosure.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

19 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(c)

Consolidated cash flows

Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash working capital items to be included in the consolidated statements of cash flows. US GAAP does not permit this subtotal to be presented.

(d)

Accounting for compensation programs

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard (“SFAS”) 123 (Revised). This standard amends SFAS 123, Accounting for Stock-Based Compensation and supersedes SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123. The principal amendments relate to the requirement to use a fair value method to record stock-based compensation, to the measurement methodology to evaluate equity instruments such as options and to the financial statement disclosure requirements. The measurement methodology must specifically provide for an estimation of forfeitures of employee stock awards, and compensation cost shall only include cost for awards expected to vest. As the fair value provisions of SFAS No. 123 (R) are consistent with the Company’s stock-based compensation plan, the application of this standard has not had significant impacts on its consolidated financial statements.

Effective January 1, 2003, for US GAAP purposes, the Company adopted the fair value based method of accounting for stock-based compensation granted to employees on a prospective basis in accordance with SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123. Under the prospective method, the Company is required to recognize compensation costs for all employee awards granted, modified, or settled since January 1, 2003.

Under Canadian GAAP, the Company adopted the recommendations of Section 3870 of the Handbook, Stock-Based Compensation and Other Stock-Based Payments effective January 1, 2003, which also states that a fair value based measurement must be used. The recommendations were applied prospectively for all stock options granted since January 1, 2003.

Consequently, under US GAAP, there is no difference in the compensation expense for 2006, 2005 and 2004.

For stock options granted prior to January 1, 2003, the Company includes pro forma disclosures of net earnings (loss) and basic and diluted earnings (loss) per share as if the fair value based method of accounting had been applied.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

19 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(d)

Accounting for compensation programs (continued)

Accordingly, the Company’s net earnings (loss) and earnings (loss) per share would have been increased or decreased to the pro forma amounts indicated in the following table:

	2006	2005	2004
	$	$	$
Net earnings (loss) in accordance with US GAAP – as reported	(166,693)	28,056	12,739
Add: Stock-based employee compensation expense included in reported net earnings (loss)	2,022	1,911	1,046
Deduct: Total stock-based employee compensation expense determined under fair value based method	(2,261)	(2,915)	(2,245)
Pro forma net earnings (loss)	(166,932)	27,052	11,540

Earnings (loss) per share as per US GAAP:
Basic – as reported	(4.07)	0.68	0.31
Basic – pro forma	(4.07)	0.66	0.28
Diluted – as reported	(4.07)	0.68	0.31
Diluted – pro forma	(4.07)	0.65	0.28

Through December 31, 2002, the Company chose to continue to measure compensation costs related to awards of stock options using the intrinsic value based method of accounting. In March 2000, the FASB issued Interpretation No. 44 (“FIN 44”), which became effective on July 1, 2000, requiring that the cancellation of outstanding stock options by the Company and the granting of new options with a lower exercise price (the replacement options) be considered as an indirect reduction of the exercise price of the stock options. Under FIN 44, the replacement options and any repriced options are subject to variable accounting from the cancellation date or date of grant, depending on which stock options were identified as the replacement options. Using variable accounting, the Company is required to recognize, at each reporting date, compensation expense for the excess of the quoted market price of the stock over the exercise prices of the replacement or repriced options until such time as the replacement options are exercised, forfeited or expire. The prospective adoption of the fair value based method for recognition of compensation costs did not change the accounting for the replacement and repriced options as they will continue to be accounted for by the intrinsic value method and be subject to the variable accounting until they are exercised, forfeited, modified or expire.

The impact on the Company’s financial results of variable accounting will depend on the fluctuations in the Company’s stock price and the dates of the exercises, forfeitures or cancellations of the stock options.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

19 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(d)

Accounting for compensation programs (continued)

In November 2000, 300,000 and 50,000 replacement options were issued at exercise prices of US$10.13 (CA$15.50) and US$14.71 (CA$21.94) respectively, and in May and August 2001, 54,000 and 40,000 replacement options were issued for US$11.92 (CA$18.80) and US$9.00 (CA$13.80), respectively. In addition, in January 2001, 474,163 options were repriced at US$8.28 (CA$12.40) (see Note 15).

There is no impact from variable accounting for 2006 under US GAAP. The impact of variable accounting for 2005 and 2004 would be a reduction of the compensation expense of approximately $0.3 million and $1.4 million, respectively under US GAAP.

(e)

Employee future benefits

Effective December 31, 2006, the Company adopted SFAS 158, Accounting for defined benefit plans and other post-retirement benefits – an amendment of FASB Statements No. 87, 88, 106 and 132 (R). This standard requires an employer to recognize the over-funded or under-funded status of defined benefit post-retirement plans as an asset or liability in its balance sheet and to recognize changes in that status in the year in which the change occurs through “Other comprehensive income (loss). The standard does not change the accounting for the Company’s defined contribution plans. The company currently measures its plan assets and benefit obligations as of December 31, each year.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

19 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(e)

Employee future benefits (continued)

The following table presents the incremental effect of applying this statement on individual line items in the consolidated balance sheet as at December 31, 2006:

	As per Canadian GAAP	Minimum liability adjustments	SFAS No. 158 adjustment	Total adjustments	As per US GAAP
	$	$	$	$	$
Other assets	26,901	(3,827)	(3,031)	(6,858)	20,043
Future income taxes	57,404	4,333	1,128	5,461	62,865
Total assets	692,386	506	(1,903)	(1,397)	690,989

Pension and post-retirement benefits	6,724	7,883	18	7,901	14,625
Accumulated other comprehensive income		(7,377)	(1,921)	(9,298)	(9,298)
Total liabilities and shareholder’s equity	692,386	506	(1,903)	(1,397)	690,989

Until the adoption of SFAS 158, the provisions of SFAS 87, Employers’ Accounting for Pensions required the Company to record an additional minimum pension liability for plans where the accumulated benefit obligation exceeded plan assets’ fair value. With regards to these plans, an intangible asset was recorded up to the extent of unrecognized past service costs. The balance was recorded net of income tax in “Other comprehensive income (loss). There were no such requirements under Canadian GAAP.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

19 - DIFFERENCES IN ACCOUNTING BETWEEN THE UNITED STATES OF AMERICA AND CANADA (Continued)

(f)

Interest rate swap agreements

The Company has outstanding interest rate swap agreements, which it designates as a fair value hedge related to variations of the fair value of its long-term debt due to change in interest rates. Under Canadian GAAP, an outstanding interest rate swap contract’s fair value is not recognized on the balance sheets. In US GAAP under SFAS 133, when an interest rate swap contract is designated as an effective fair value hedge of the debt, the swap is measured at fair value on the balance sheets and the corresponding amount in comprehensive income.

(g)

Consolidated comprehensive income

As required under US GAAP, the Company would have reported the following consolidated comprehensive income (loss):

	2006	2005	2004
	$	$	$
Net earnings (loss) in accordance with US GAAP	(166,693)	28,056	12,739
Currency translation adjustments	2,311	2,645	11,957
Minimum pension liability adjustment, net of tax (Note 19 (e))	2,002	(1,262)	(1,041)
Adjustments for fair value of interest rate swap agreements, net of tax (Note 19(f))	206	932
Consolidated comprehensive income	(162,174)	30,371	23,655

SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS UNDER US GAAP

Accounting for uncertainty in income taxes

In July 2006, the Financial Accounting Standard Board (“FASB”) issued interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes – an interpretation of FASB statement No. 109, in June 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is currently evaluating the impact of this interpretation.

Notes to Consolidated Financial Statements

(In US dollars; tabular amounts in thousands, except as otherwise noted)

20 - SIGNIFICANT NEW ACCOUNTING PRONOUNCEMENTS UNDER US GAAP (Continued)

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 replaces the different definitions of fair value in accounting literature with a single definition. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for fair value measurements already required or permitted by other standards for financial statements issued for fiscal years after November 15, 2007 and interim periods within those fiscal years. The Company is evaluating the impact SFAS 157 will have on its financial statements.

Endnotes

31